UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Sanderson Farms, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 12, 2017

Dear Stockholder:

The 2017 annual meeting of stockholders of the Company will be held in the Multi-Purpose Room of the Company’s General Corporate Offices in Laurel, Mississippi, at 10:00 a.m. Central Time on Thursday, February 9, 2017. The purposes of the annual meeting are set forth in the accompanying Notice and Proxy Statement.

The 2016 Annual Report, which is enclosed, contains financial and other information concerning the Company and its business for the fiscal year ended October 31, 2016. The Annual Report is not to be considered part of the proxy solicitation materials.

We cordially invite you to attend the annual meeting. If you cannot attend, please complete and return the enclosed proxy using one of the voting methods described in the enclosed materials so that your vote can be recorded.

Cordially,

Joe F. Sanderson, Jr.
Chairman of the Board

SANDERSON FARMS, INC.

P.O. Box 988

Laurel, Mississippi 39441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. Central Time on Thursday, February 9, 2017.

PLACE	The Multi-Purpose Room of the Company’s General Corporate Offices, 127 Flynt Road, Laurel, Mississippi 39443.

ITEMS OF BUSINESS	(1)	To elect Class A Directors to serve until the 2020 annual meeting;

	(2)	To approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers;

	(3)	To consider and act upon a proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2017;

	(4)	To consider and act upon a stockholder proposal to request that we adopt a policy to phase out the use of medically important antibiotics for growth promotion and disease prevention in our operations, if presented at the meeting; and

	(5)	To transact such other business as may properly come before the meeting or any postponement or adjournment.

RECORD DATE	You can vote if you were, or if a nominee through which you hold shares was, a stockholder of record on December 15, 2016.

ANNUAL REPORT AND PROXY STATEMENT	Our 2016 Annual Report, which is not a part of the proxy solicitation material, is enclosed. Details of the business to be transacted at the annual meeting are more fully described in the accompanying Proxy Statement.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card included with your proxy materials. You can revoke your proxy before it is voted at the meeting by following the instructions in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 9, 2017

The Notice of Annual Meeting of Stockholders, the Proxy Statement, and our 2016 Annual Report are also available on-line at:

www.sandersonfarms.com/proxy

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Timothy F. Rigney
Secretary

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL QUESTIONS AND ANSWERS

Why am I receiving these materials?

Our Board of Directors is soliciting your proxy for use at our 2017 annual meeting of stockholders to be held on Thursday, February 9, 2017 at 10:00 a.m. Central Time, as well as in connection with any postponements or adjournments of the meeting. The enclosed materials are being mailed to stockholders and posted on-line at www.sandersonfarms.com/proxy on or about January 12, 2017.

The annual meeting will be held in the Multi-Purpose Room of our General Corporate Offices, at 127 Flynt Road, Laurel, Mississippi, 39443. You are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

As used in this Proxy Statement, “we,” “us,” “our,” “Sanderson Farms” or the “Company” refers to Sanderson Farms, Inc.

What is included in these materials?

These materials include:

•	the Notice of our 2017 annual meeting of stockholders;

•	this Proxy Statement for the annual meeting, which provides information about the matters to be voted on at the annual meeting, as well as other information that may be useful to you;

•	our Annual Report for the year ended October 31, 2016; and

•	the proxy card and voting instructions for the annual meeting.

The Annual Report is not to be considered part of the proxy solicitation material.

What items will be voted on at the annual meeting?

Shareholders will vote on the following items at the annual meeting:

•	the election of Class A Directors to serve until the 2020 annual meeting (Proposal No. 1);

•	the approval, in a non-binding advisory vote, of the compensation paid to our Named Executive Officers (Proposal No. 2); and

•	the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending October 31, 2016 (Proposal No. 3).

The Board recommends that you vote your shares FOR:

•	each of the director nominees;

•	the approval of the compensation paid to our Named Executive Officers; and

•	the ratification of the appointment of Ernst & Young.

In addition, if presented at the annual meeting, the shareholders will be asked to vote on a stockholder proposal to request that we adopt a policy to phase out the use of medically important antibiotics for growth promotion and disease prevention in our operations (Proposal No. 4). The Board recommends that you vote your shares AGAINST the stockholder proposal, if presented at the annual meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

Our principal executive offices are located at 127 Flynt Road, Laurel, Mississippi, 39443, and our telephone number is (601) 649-4030.

Who may vote at the annual meeting?

Only stockholders of record as of the close of business on December 15, 2016, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by mail.

Beneficial Owner of Shares Held in Street Name. If you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

If I am a stockholder of record of the Company’s shares, how do I vote?

Stockholders of record have four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.investorvote.com/SAFM and entering the control number found on your proxy card.

•	By Telephone. You may vote by proxy by calling the toll free number found on your proxy card.

•	By Mail. You may vote by proxy by filling out your proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order for your broker, bank or other nominee to vote your shares according to your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If you are a beneficial owner of shares held in street name and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the organization that holds your shares.

How do I vote my shares held in the Company’s ESOP?

If you participate in the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction form from the ESOP on which you may instruct the ESOP trustee how to vote your shares held in the ESOP. Under the terms of the ESOP, all allocated shares of Company common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. All unallocated shares of Company common stock held by the ESOP and allocated shares for which no timely voting instructions are received are voted by the ESOP trustee in the same proportion for and against proposals as shares for which the trustee has received timely voting instructions, subject to the exercise of the trustee’s fiduciary duties. The deadline for returning your voting instruction form is February 3, 2017.

What is the quorum requirement for the annual meeting?

The holders of a majority of the shares entitled to vote at the annual meeting must be present in person or by proxy at the annual meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	are a stockholder of record (or are a beneficial owner and have a legal proxy from the organization that holds your shares) and are present in person at the annual meeting or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the annual meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. As of the date of this Proxy Statement, we have not received notice and we are not aware of any business to be transacted at the meeting other than the matters listed on the Notice and described in this Proxy Statement.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in its discretion on routine matters, but it cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not have the authority to vote, and therefore cannot vote, on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” The election of directors (Proposal No. 1), the non-binding advisory vote on the compensation of our Named Executive Officers (Proposal No. 2), and the shareholder proposal (Proposal No. 4) are non-routine matters, so brokers may not vote your shares on Proposals 1, 2 or 4 if you do not give specific instructions on how to vote. We encourage you to provide instructions to your broker or nominee regarding the voting of your shares on these proposals.

The ratification of the independent auditors (Proposal No. 3) is the only matter that will be considered routine. Because brokers can exercise discretionary voting power on this matter, no broker non-votes are expected to occur in connection with Proposal No. 3.

Assuming a quorum is present at the annual meeting, what vote is required for each of the proposals to be adopted?

Under our by-laws, a nominee for election as director must receive the affirmative vote of the holders of a majority of the shares entitled to vote and represented (whether in person or by proxy) at the annual meeting. For any other proposal to be adopted at the annual meeting, more votes must be cast in favor of the proposal than votes cast against it.

How are broker non-votes treated?

Broker non-votes are counted for purposes of determining whether a quorum is present. However, broker non-votes are not counted for purpose of determining the number of votes present or represented by proxy and entitled to vote with respect to a particular proposal, thus we believe they will have no effect on the vote on any matter at the meeting.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present, and they are considered present for the purpose of determining the number of votes present or represented by proxy and entitled to vote with respect to a particular proposal. Abstentions will have the effect of a vote AGAINST in the election of directors (Proposal No. 1), and will have no effect on the vote on the other proposals.

Can I revoke or change my vote after I have voted?

Even if you submit a proxy, you may still attend the annual meeting in person, and you may revoke your proxy by voting in person at the meeting. You may also revoke your proxy before it is voted at the meeting in any of the following ways:

•	by filing with our Corporate Secretary a written notice of revocation;

•	by submitting to our Corporate Secretary a properly completed and signed proxy dated a later date; or

•	by re-voting by Internet or by telephone before 1:00 AM, Central Time, on February 9, 2017 using the instructions contained in the enclosed materials, if telephone or Internet voting is available to you.

Unless you revoke your proxy, it will be voted at the meeting according to your instructions, as long as you have properly completed and submitted it to us.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from the organization that holds your shares.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days after the annual meeting.

CAPITAL STOCK

Our authorized capital stock consists of 5,000,000 shares of non-voting preferred stock, of which 500,000 shares have been designated Series A Junior Participating Preferred Stock, par value $100.00 per share, none of which shares have been issued, and 100,000,000 shares of voting common stock, par value $1.00 per share, of which 22,739,667 shares were outstanding and entitled to vote as of December 15, 2016, the record date for the annual meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the annual meeting. Each such stockholder is entitled to one vote for each share of common stock held at that date.

BENEFICIAL OWNERSHIP

The following table sets forth information, as of January 3, 2017, concerning: (a) the only stockholders known by us to own beneficially more than 5% of our outstanding common stock, which is our only class of voting securities outstanding, (b) the beneficial ownership of common stock of our directors, director nominees and Named Executive Officers, and (c) the beneficial ownership of common stock by all of our directors, director nominees and executive officers as a group. On January 3, 2017, there were 22,739,985 shares of our common stock outstanding.

Unless otherwise indicated, the address of each person named in the table is P.O. Box 988, Laurel, Mississippi 39441.

Beneficial Owner(s) and Address	Amount Beneficially Owned (1)	Percent of Class
5% Shareholders:
BlackRock, Inc. (2)	1,942,042 shares	8.54%
The Vanguard Group (3)	1,627,396 shares	7.16%
Charles Schwab Bank (4)	1,622,584 shares	7.14%
Directors, Director Nominees and Named Executive Officers:
Joe F. Sanderson, Jr. (5)	873,016 shares	3.84%
Lampkin Butts (6)	114,541 shares	*
Mike Cockrell (7)	96,728 shares	*
Tim Rigney (8)	10,369 shares	*
John H. Baker, III (9)	17,064 shares	*
Fred Banks, Jr. (10)	23,084 shares	*
John Bierbusse (11)	14,379 shares	*
Toni D. Cooley (12)	22,636 shares	*
Beverly Wade Hogan (13)	16,303 shares	*
Robert C. Khayat (14)	13,311 shares	*
Phil K. Livingston (15)	14,338 shares	*
Dianne Mooney (16)	11,473 shares	*
Gail Jones Pittman (17)	13,888 shares	*
Charles W. Ritter, Jr. (18)	46,885 shares	*

All directors and executive officers as a group (14 persons) (19)	1,288,015 shares	5.66%

*	Less than 1%.
(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.
(2)	Based on information reported in Amendment No. 6 to Schedule 13G dated January 22, 2016 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The report states that BlackRock, Inc. has sole voting power over 1,890,706 shares and sole dispositive power over 1,942,042 shares. The report also states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock but that no one person’s interest in the common stock is more than five percent of the total outstanding common shares.
(3)	Based on information reported in Amendment No. 4 to Schedule 13G dated February 10, 2016 filed by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Schedule 13G states that The Vanguard Group has the sole power to vote or direct the vote of 26,980 shares, shared power to vote or direct the vote of 1,400 shares, sole power to dispose or direct the disposition of 1,600,216 shares, and shared power to dispose or direct the disposition of 27,180 shares.

(4)	Charles Schwab Bank is the trustee of the Company’s ESOP, which is the record owner of 1,622,584 shares of common stock of the Company. The participants in the ESOP can direct the trustee regarding the voting of their ESOP shares, but if the trustee does not receive timely voting directions, the trustee must vote those shares, and it must vote unallocated shares, in the same proportion as the trustee votes shares for which it received timely directions. The trustee therefore is deemed to beneficially own, under applicable regulations of the Securities and Exchange Commission, the 1,622,584 shares of common stock owned of record by the ESOP. Charles Schwab Bank disclaims beneficial ownership of such shares.
(5)	The amount shown in the table includes 762,673 shares owned of record by Joe F. Sanderson, Jr., over which he exercises sole voting and investment power, and 100,535 shares allocated to Mr. Sanderson’s account in the ESOP, with respect to which he shares voting and investment power with the ESOP trustee. The amount shown in the table also includes 9,808 shares owned of record by Mr. Sanderson’s wife, over which she exercises sole voting and investment power. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Mr. Sanderson disclaims beneficial ownership of the 9,808 shares owned of record by his wife. The amount owned of record by Mr. Sanderson includes 111,250 unvested shares of restricted stock issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, as amended (the “Stock Incentive Plan”) (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(6)	The amount in the table includes 107,005 shares owned of record by Mr. Butts, over which he exercises sole voting and investment power, and 7,536 shares allocated to his ESOP account, over which he shares voting and investment power with the ESOP trustee. The amount owned of record includes 29,000 unvested shares of restricted stock granted pursuant to the Company’s Stock Incentive Plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(7)	The amount shown in the table includes 91,287 shares owned of record by Mr. Cockrell over which he exercises sole voting and investment power, and 5,441 shares allocated to Mr. Cockrell’s account in the ESOP, with respect to which Mr. Cockrell shares voting and investment power with the ESOP trustee. The amount owned of record by Mr. Cockrell includes 23,250 unvested shares of restricted stock granted pursuant to the Company’s Stock Incentive Plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(8)	The amount shown in the table includes 7,413 shares owned of record by Mr. Rigney, over which he exercises sole voting and investment power, 2,923 shares allocated to Mr. Rigney’s account in the ESOP, with respect to which Mr. Rigney shares voting and investment power with the ESOP trustee, and 33 shares held in his 401(k) plan account, over which the plan’s investment committee has voting power and over which Mr. Rigney has investment power. The amount owned of record by Mr. Rigney includes 3,525 unvested shares of restricted stock granted pursuant to the Company’s Stock Incentive Plan and 210 unvested shares issued under the Company’s share purchase plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(9)	The shares shown in the table for Mr. Baker include 4,106 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 3,163 shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation, Discussion and Analysis, Director Compensation” for a discussion of those shares.)
(10)	The shares shown in the table for Mr. Banks include 1,806 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 3,688 shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(11)	The shares shown in the table for Mr. Bierbusse include 4,106 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 1,183 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation, Discussion and Analysis, Director Compensation” for a discussion of those shares.)
(12)	The shares shown in the table for Ms. Cooley include 1,806 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 2,909 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(13)	The shares shown in the table for Ms. Hogan include 6,406 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 782 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(14)	The shares shown in the table for Mr. Khayat include 1,806 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 310 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(15)	The shares shown in the table for Mr. Livingston include 6,406 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 805 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.) The shares shown in the table include 1,367 shares owned of record by Mr. Livingston’s wife, over which she has sole voting and investment power, and as to which Mr. Livingston, pursuant to Rule 13d-4 under the Exchange Act, disclaims beneficial ownership.

(16)	The shares shown in the table for Ms. Mooney include 1,806 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 2,206 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(17)	The shares shown in the table for Ms. Pittman include 1,806 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 322 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(18)	The shares shown in the table for Mr. Ritter include 6,406 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 1,906 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(19)	Includes an aggregate of 116,435 shares allocated to the ESOP accounts of all executive officers, as a group.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our amended Articles of Incorporation provide that our Board of Directors shall be divided into three classes (Class A, Class B and Class C), with each class containing one-third, or as close to one-third as possible, of the total number of directors, and that the total number of directors shall be fixed by the Board of Directors in the By-Laws. The Board of Directors has fixed the number of directors at fifteen, resulting in there being five director positions in each class. Two Class B director positions are currently vacant, and one Class A position will be vacant effective as of the 2017 annual meeting, because Charles W. Ritter, Jr. will be retiring from the Board when his term expires on that day. The Board has not identified candidates to fill those vacancies.

At each annual meeting of stockholders, directors constituting one class are elected for a three-year term. At the 2017 annual meeting, stockholders will elect four Class  A Directors, whose terms will expire at the 2020 annual meeting.

Nominees for Class A Directors

The Board of Directors proposes for election as Class A Directors the four nominees listed below, each to serve as a Class A Director until the 2020 annual meeting or until his or her successor is elected and has qualified. Any vacancy on the Board of Directors may be filled either by the Board of Directors or by the stockholders, and the term of any director elected to fill a vacancy will expire at the next stockholders’ meeting at which directors are elected.

You may vote proxies in the enclosed form for the election as Class A Directors of only the nominees named below or substitute nominees who may be named by the Board of Directors to replace any of the nominees who become unavailable to serve for any reason. No such unavailability is presently known to the Board of Directors. There are no arrangements or understandings relating to any person’s service or prospective service as a Class A Director of the Company. No person listed below will be elected as a Class A Director unless such person receives the affirmative vote of the holders of a majority of the shares entitled to vote and represented (whether in person or by proxy) at the annual meeting at which a quorum is present. If more persons than the number of directors to be elected receive a majority vote, then those persons receiving the highest number of votes will be elected. The Proxyholders named in the accompanying proxy card will vote FOR the nominees listed below (or substitutes as stated above) unless otherwise directed in the proxy. Abstentions by holders of shares entitled to vote and represented at the meeting will be counted as shares present but not voting for the purposes of calculating the vote with respect to the election of Class A Directors and, accordingly, will have the effect of a vote cast AGAINST a director nominee. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the election of the Class A Directors, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto.

The following table lists the nominees for Class A Directors and the year that they began serving as a director. As discussed below, our Board of Directors has determined that each of Ms. Hogan and Mr. Livingston is an independent director under the listing standards of The Nasdaq Stock Market.

Nominees for Class A Director	Age	Director Since
Lampkin Butts	65	1998
Beverly Hogan	65	2004
Phil K. Livingston	73	1989
Joe F. Sanderson, Jr.	69	1984

The Board of Directors recommends a vote FOR the election of Ms. Hogan and Messrs. Butts, Livingston and Sanderson.

Directors Continuing in Office

The following tables list the Class B and Class C Directors of the Company, whose terms expire at the 2018 and 2019 annual meetings, respectively, and the year that they began serving as a director.

Continuing Director	Age	Director Since
Class B (Term expiring in 2018)
John H. Baker, III	75	1994
John Bierbusse	61	2006
Mike Cockrell	59	1998
Class C (Term expiring in 2019)
Fred Banks, Jr.	74	2007
Toni D. Cooley	56	2007
Robert C. Khayat	78	2007
Dianne Mooney	73	2007
Gail Jones Pittman	63	2002

Board Qualifications and Biographical Information

We have sought director candidates with a diverse range of business, personal and geographic backgrounds, and the experience and perspective necessary to oversee effectively a multi-state operation of our size and type.

Board Diversity

Although the Board does not have a formal policy on diversity with respect to the Board, it has sought to identify director candidates who represent a diverse range of personal and business backgrounds. The Board has identified such persons through directors’ personal contacts in the local business communities where we operate. Board members currently reflect racial and gender diversity and our directors have worked in a variety of fields including finance, banking, law, higher education, heavy industry, agriculture, publishing and brand management. The Board has also endeavored to identify directors from the various communities in which our operations are located. When searching for candidates for future Board positions, the Nominating and Governance Committee may focus its attention on candidates from areas where our newer plants are located.

Board Tenure

We also do not have a formal policy with respect to director tenure. This flexibility has allowed us and the Board to benefit from balancing the experience and institutional knowledge of our longer-tenured directors with the service of relatively newer directors who have brought new perspectives, skills and ideas to the board process. This balance has been an asset in managing our Company through the cyclical downturns that characterize our industry. It has ensured that during down cycles, the Board has the benefit of directors who have historical experience with our operations and the fluctuations in our industry.

The Board and the Nominating and Governance Committee annually assess the composition of the Board during their self-evaluation process, as well as the Board’s effectiveness at assembling a diverse and qualified group of directors. The Board and the committee have made planning for director succession a priority. The Board believes maintaining a system of overlapping tenures between veteran and newer directors is important for director succession.

Director Biographies

The following paragraphs identify the principal occupations of all continuing directors and nominees for director. We have also included the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director in light of our business and structure. Except as otherwise indicated, each director has served for at least five years in the position shown.

John H. Baker, III is a native of Meridian, Mississippi and has been the sole proprietor of John H. Baker Interests, a real estate and development company in Houston, Texas, since 1968.

The Board believes Mr. Baker should serve as a director because of his extensive experience and contacts with both the Mississippi and Texas business communities, where a significant portion of our operations is located. Additionally, Mr. Baker is a successful entrepreneur who founded and has successfully grown and operated his own business. Mr. Baker has also been active in Mississippi and Texas state politics.

Fred Banks, Jr. has been a partner in the General Litigation Group in the Jackson, Mississippi office of the law firm of Phelps Dunbar LLP since 2001. Since 2008, he has been a non-equity senior partner with that firm. From 1991 to 2001, he was a Justice of the Mississippi Supreme Court, and at the time of his retirement from the court in 2001, he was serving as Presiding Justice. Before serving on the Mississippi Supreme Court, Mr. Banks served as a Circuit Court Judge in Hinds and Yazoo Counties, Mississippi for six years. From 1976 until 1985, he served in the Mississippi House of Representatives.

The Board believes Mr. Banks should serve as a director because of extensive experience in law, both in the areas of business transactions and litigation, and because of his perspective on the legal landscape in Mississippi. Mr. Banks’ knowledge of Mississippi’s corporate law under which the company is organized eminently qualifies him to serve as chair of the Board’s Nominating and Governance committee. Mr. Banks has extensive contacts in Mississippi’s legal and business communities, and is a visionary leader in numerous civic and philanthropic organizations.

John Bierbusse was employed by Duff and Phelps, Inc. from 1981 to 1987, and by A.G. Edwards from 1987 to 2004. Mr. Bierbusse served as Assistant Manager, Securities Research between 1999 and 2002 at A.G. Edwards, and as Manager, Research Administration from 2002 until his retirement in 2004. Mr. Bierbusse served on the New York Stock Exchange’s Series 16 Test Committee from 2002 to 2007 and on the New York Stock Exchange’s Research Analyst Qualification Examination Committee from 2003 to 2007. Mr. Bierbusse has been a Chartered Financial Analyst since 1987, and is currently retired.

The Board believes Mr. Bierbusse should serve as a director because of his experience as a financial analyst, particularly in the protein industry. He has extensive knowledge of the dynamics of poultry companies and the impact of grain markets and other external factors on the industry.

Lampkin Butts served from 1996 to 2004 as Vice President-Sales for the Company. On October 21, 2004, Mr. Butts was elected President and Chief Operating Officer of the Company. He began his career with our Company in 1973. Mr. Butts is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.

The Board believes Mr. Butts should serve as a director because of his role as one of the top three executives in our Company and the extensive experience and insight he has gained from his over 40-year tenure at Sanderson Farms. Mr. Butts’ experience in most every aspect of our operations, including processing and sales, and his knowledge of our operations, contribute significantly to the Board. Mr. Butts has served in management capacities in every facet of our business, and that broad perspective is valuable to the Board.

Mike Cockrell has served, since 1993, as Treasurer and Chief Financial Officer for the Company. Before joining us, Mr. Cockrell was a shareholder and member of the law firm Wise Carter Child & Caraway, Professional Association, of Jackson, Mississippi. He is also a certified public accountant and was employed in the audit division of a public accounting firm from 1979 to 1980. Mr. Cockrell is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.

The Board believes Mr. Cockrell should serve as a director because of his role as one of our top three executives and his more than 20 years of experience as the CFO of our Company. In addition, Mr. Cockrell oversees or has a key role in many aspects of our operations and administration that are not typical for chief financial officers of public companies, including investor relations, our grain purchasing strategy, legal affairs and risk management. As a result, he contributes a broad perspective on our operations to the Board process.

Toni D. Cooley founded and has been president of Systems Electro Coating, LLC, a tier one supplier to Nissan of electro coated frames and other vehicle components, since 2001. She has also served as president of Systems Consultants Associates, Inc., a management training and consulting firm established with the express purpose of assisting Jackson, Mississippi-based minority firms with capacity building, since 1993. Ms. Cooley is also co-owner of Systems IT, Inc., in Jackson, Mississippi, and is chief executive officer and president of Systems Automotive Interiors, L.L.C., a tier one supplier of upholstered seats to Toyota Motor Manufacturing’s Mississippi plant, founded in 2011. From 1992 to 1993, Ms. Cooley worked as an International Contract Administrator for the international sales team of the former Turner Broadcasting Systems. She is a director of Trustmark National Bank and in 2013 was elected a director of Trustmark Corporation, which has a class of securities registered with the Securities and Exchange Commission.

The Board believes Ms. Cooley should serve as a director because of her experience founding and significantly growing Systems Electro Coating in a very short period of time, as well as her experience in executive management. Her experience leading one of Mississippi’s largest minority owned businesses provides to the Board a unique perspective on boardroom matters. Ms. Cooley’s active involvement in the Mississippi business community has also been advantageous to the Board process.

Beverly Wade Hogan has served, since May 2002, as President of Tougaloo College in Jackson, Mississippi, a private, historically African-American, liberal arts college. Before becoming President of Tougaloo College, Ms. Hogan served for one year as Interim President. Before that, she served for ten years as a Commissioner for the Mississippi Workers Compensation Commission.

The Board believes that Ms. Hogan should serve as a director because of her 25-year plus career in executive leadership, management and administration, and her experience and perspective on employment and training issues. In addition, the Board has benefitted from the experience and insight Ms. Hogan has gained from her active involvement in local, state and national civic affairs, and her work pioneering numerous Mississippi community programs.

Robert C. Khayat served as the Chancellor of the University of Mississippi from July 1995 until his retirement in July 2009. Before that, he served the university in various capacities, including as professor of law at the University of Mississippi School of Law from 1982 to 1995. Mr. Khayat served on the Board of Directors of Mississippi Power Company, a subsidiary of The Southern Company, and Mississippi Valley Title Insurance Company, until his retirement from both boards in 2009.

The Board believes Mr. Khayat should serve as a director because of his immense skill and experience as head of the University of Mississippi. During his 14-year tenure, he led a major transformation of the university that resulted in higher academic standards, tripled African-American enrollment, significantly higher private financial support and recognition of the university by many independent organizations as one of the country’s leading public universities. Among countless other accomplishments, his efforts to “re-brand” the university culminated in unprecedented national attention from its successful bid, led by Mr. Khayat, to host the first 2008 U.S. presidential debate.

Phil K. Livingston served as President and Chief Executive Officer of Citizens National Bancshares, Inc. in Hammond, Louisiana, from its organization in 1983, until its merger into Deposit Guaranty Corporation on May 19, 1995. Mr. Livingston retired in 1998, but continued to serve as a banking consultant to AmSouth Corporation following his retirement until 2001.

The Board believes Mr. Livingston should serve as a director because of his extensive experience as a banking executive, in particular his experience in growing and selling one community bank, his involvement with several bank acquisitions and his involvement in the Louisiana and Mississippi business communities, where a large part of our operations is located. The Board has also benefitted from his experience with executive compensation matters and past work with compensation consultants.

Dianne Mooney founded and served as Executive Director and Senior Vice President of Southern Living at Home, a direct sales division of Southern Progress Corporation, from 1999 until her retirement in 2007. Ms. Mooney was directly responsible for the launch and record growth of this $200 million division. Before that time, she was an employee of Southern Progress Corporation for over thirty years in various positions, including Vice President of Business Development and Vice President of Custom Publishing. Southern Progress Corporation is a division of Time, Inc.

The Board believes Ms. Mooney should serve as a director because of her vast experience in brand management and corporate growth at Southern Progress, as well as in marketing, market research, international sourcing, and new product development. In addition, Ms. Mooney brings to the Board significant experience in crisis and risk management.

Gail Jones Pittman has served, since its founding in 1979, as Chief Executive Officer of Gail Pittman, Inc., an entrepreneurial business creating individually hand-painted, semi-vitreous china dinnerware and home accessories. It is located in Ridgeland, Mississippi.

The Board believes that Ms. Pittman should serve as a director because of her success, skill, experience and perspective as a successful entrepreneur. Ms. Pittman is recognized by many as Mississippi’s preeminent female business executive, and one of the South’s most noted philanthropists. Her active involvement in the Mississippi business community brings a valuable perspective to the Board.

Joe F. Sanderson, Jr. served as President of the Company from November 1, 1989 to October 21, 2004, and has served as Chief Executive Officer since November 1, 1989 and as Chairman of the Board of Directors since January 8, 1998. Mr. Sanderson continues to serve as Chief Executive Officer and Chairman of the Board of Directors. Before his tenure as an executive officer of the Company, he was continuously employed by Sanderson Farms in numerous positions starting in 1969. Mr. Sanderson is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors. Mr. Sanderson’s father, Joe Frank Sanderson, was one of the founders of our Company.

The Board believes Mr. Sanderson should serve as a director because of his outstanding leadership of our Company since 1989. Under his tenure, our Company has experienced tremendous growth, including growth in annual revenues from $184 million in 1989 to over $2.8 billion in 2016, and has opened six new plants. Mr. Sanderson is primarily responsible for the overall operation and strategic vision of our business, and as a result makes an invaluable contribution to the Board process.

Corporate Governance

Director Independence

Our Board of Directors has determined that the following directors are “independent” under the listing standards of The Nasdaq Stock Market: Ms. Cooley, Ms. Hogan, Ms. Mooney, Ms. Pittman, and Messrs. Baker, Banks, Khayat, Livingston and Ritter.

Messrs. Sanderson, Butts and Cockrell are not independent because they are officers of the Company. In addition, Mr. Bierbusse does not meet The Nasdaq Stock Market’s definition of independent director because his brother is a “principal” in the business consulting division of Ernst & Young LLP, our independent registered public accounting firm. A “principal” is a partner who is not an accountant. Mr. Bierbusse’s brother has no involvement in Ernst & Young’s audit of our financial statements or any other services they provide to us and Ernst & Young has concluded that his relationship to Mr. Bierbusse does not impair that firm’s independence. In addition, we believe that neither Mr. Bierbusse nor his brother have any interest in the fees we pay to Ernst & Young, but if such an interest exists, it is not material. Therefore we have not entered into a “related party transaction” that must be approved by a special committee of qualified, independent directors pursuant to the charter of the Audit Committee of our Board of Directors.

Our independent directors meet regularly in executive session, usually in conjunction with each regular Board meeting.

Leadership Structure

Currently, Joe F. Sanderson, Jr. serves as both our Chief Executive Officer and the Chairman of the Board of Directors. The Board believes that Mr. Sanderson is best qualified to hold each of those positions and that it is in our stockholders’ best interest that he do so because of his role overseeing all aspects of our operations, his 47 years of experience with our Company and his long-term vision for our strategic plan.

Our By-Laws provide that if at any time the Chairman of the Board is also an officer of the Company, the independent directors must appoint a Lead Independent Director. The Lead Independent Director must be “independent” under the rules of The Nasdaq Stock Market and is appointed by the other independent directors for a one-year term. He or she is responsible for:

•	presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board of Directors in preparation for meetings of the Board of Directors;

•	approving agendas for meetings of the Board of Directors and meeting schedules to ensure that there is sufficient time for discussion of all agenda items; and

•	being available for communications with our stockholders.

The Lead Independent Director also has the authority to call meetings of the independent directors.

The independent directors have appointed Phil K. Livingston as the Company’s Lead Independent Director.

The Board of Directors believes that its leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process. The Lead Independent Director role helps to ensure greater communication between management and the independent directors. It also increases the independent directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of the Company.

Risk Oversight

The Board takes very seriously its oversight role in the Company’s risk management. The Company’s senior management committee, called the Executive Committee, is primarily responsible for managing the day-to-day risks of the Company’s business, and is best equipped to assess and manage those risks. The Board receives reports on the Company’s exposure to risk and its risk management practices from the senior managers of the Company’s major divisions, including reports on the Company’s biosecurity program, growth plans, information technology safeguards and cyber security, financial and accounting controls and security measures, grain purchasing strategy, environmental compliance, human resources, insurance coverages, legal matters and customer and product mix, among other things. The Board regularly receives updates about and reassesses the management of these risks throughout the year. In addition, the Board reviews the Company’s risk disclosures in its draft periodic reports before they are filed and has the opportunity to question management about those risks. The Board is confident that the CEO, as the head of the Company’s Executive Committee, will promptly report new material risks or material changes in the Company’s risk profile to the Board. The Board also feels that, together with the CEO, it has cultivated a corporate culture and board leadership structure in which managers who report to the CEO and the other top officers of the Company have access to the Lead Independent Director and the other independent directors, and can communicate freely and candidly about risks to the Company.

Board Meetings and Committees of the Board

During our 2016 fiscal year, the Board of Directors held nine meetings, four of which were telephonic meetings. The Board of Directors strongly encourages all directors to attend the Company’s annual meetings of stockholders, and all but one of our directors attended the 2016 annual meeting. The Board of Directors has appointed three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each member of these committees is “independent” under the listing standards of The Nasdaq Stock Market. Every incumbent director attended at least 75% of the total of (i) all of the Board of Directors meetings held during the period for which he or she was a director and (ii) all of the meetings held by the committees of the Board on which he or she served (during the period in which he or she served).

Each of our three standing committees operates pursuant to a written charter. The current charter of each committee of the Board of Directors is available in the “Investor Relations” section of our website at www.sandersonfarms.com. Written corporate governance principles addressing the composition, functions and leadership of the Board are also posted on the Company’s website.

Following the annual meeting, Mr. Ritter will no longer serve on any of the Board committees due to his retirement effective the date of the annual meeting.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Ms. Cooley, Ms. Hogan and Ms. Mooney (Vice Chair) and Messrs. Banks (Chair), Livingston and Ritter. The committee considers all director candidates recommended for election to the Board of Directors. It also recommends all compensation paid to our non-employee directors, leads the Board in its annual self-evaluation and from time to time makes recommendations concerning our corporate governance policies. In fiscal 2016, the Committee held five meetings.

As noted above, the Nominating and Governance Committee considers potential nominees for director proposed by its members, members of the Board of Directors, our stockholders or management. The Nominating and Governance Committee will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. Stockholders who are not also members of our Board of Directors or management should submit notice of their proposed nominees for director in writing to the Nominating and Governance Committee at the Company’s general offices. That address is Post Office Box 988, Laurel, Mississippi 39441.

Stockholders should include the following information in their written notice:

•	the stockholder’s name and address;

•	a representation that the stockholder is a holder of record or a beneficial owner (in which case evidence of such beneficial ownership must be submitted if requested by the Nominating and Governance Committee) of shares of the Company’s common stock as of the date of the notice;

•	the name, age, business and residence addresses, and principal occupation and experience of each proposed nominee;

•	such other information regarding each proposed nominee that the stockholder wishes the Nominating and Governance Committee to consider;

•	the consent of each proposed nominee to serve as director of the Company if elected; and

•	a representation signed by each proposed nominee that states that such proposed nominee meets all of the qualifications set forth in Article IV of our By-Laws, which requires that directors must be at least 21 years old and citizens of the United States.

Persons wishing to propose nominees for consideration at our annual meeting of stockholders must submit notice of their proposed nominee to the Nominating and Governance Committee in accordance with the procedures under “STOCKHOLDER PROPOSALS, Procedure” in this Proxy Statement.

Anyone proposing nominees to the Nominating and Governance Committee should consider the minimum qualifications, skills and qualities that the Nominating and Governance Committee believes are necessary for a director of the Company, as follows:

•	significant business experience in production, preferably related to agriculture, or in marketing, finance, accounting or other professional disciplines;

•	prominence and a highly respected reputation in his or her profession;

•	a global business and social perspective;

•	a proven record of honest and ethical conduct, personal integrity and good judgment;

•	a commitment to congeniality with and mutual respect for other members of the Board and management;

•	concern for the long-term interests of our stockholders; and

•	significant time available to devote to Board activities and to enhance his or her knowledge of our industry.

To date, the Board has ensured that these minimum qualifications were met by recommending to our stockholders only nominees whom our incumbent directors knew personally. In this way, the Board has had the benefit of reliable, first-hand reports about the nominees’ personal integrity and reputation.

The Nominating and Governance Committee may interview candidates for nomination for election as director who are not incumbent directors. The Nominating and Governance Committee may elect to invite members of our management to participate in the interviews. When all interviews are complete, the Nominating and Governance Committee votes to determine a slate of nominees to be submitted to the Board of Directors. The Nominating and Governance Committee uses the same process to evaluate potential nominees proposed by stockholders as it uses to evaluate any other potential nominee.

Nothing in the committee’s polices will prevent a stockholder from nominating persons for election as directors from the floor at any annual or special meeting of stockholders called for that purpose by following the advance notification procedures set forth in Article III of our By-Laws. These procedures are described under “STOCKHOLDER PROPOSALS, Procedure” in this Proxy Statement.

Audit Committee

The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Ms. Pittman and Ms. Mooney and Messrs. Baker (Vice Chair), Banks, Khayat, Livingston, and Ritter (Chair), all of whom are independent under the listing standards of the NASDAQ Stock Market LLC. The Board has determined that Phil K. Livingston is an audit committee financial expert. The committee, among other things, appoints or replaces the independent auditors, reviews the scope of the independent auditors’ audit, reviews our major accounting and financial reporting policies, practices and systems for compliance with applicable statutes and regulations, and reviews our internal auditing functions. The Audit Committee held eight meetings during fiscal 2016, four of which were telephonic meetings.

Audit Committee Report

To the extent provided by Instruction 1 to Item 407(d) of Regulation S-K of the Securities and Exchange Commission (“SEC”), this section shall not be deemed to be proxy “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities imposed by Section 18 of the Exchange Act.

The Audit Committee has reviewed and discussed the audited financial statements with management, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees. SAS 16 requires the independent auditor to provide the Audit Committee with information regarding the scope and results of an audit that may assist the Audit Committee in overseeing management’s financial reporting and disclosure process. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with the independent accountants the independent auditors’ independence. Based on the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the fiscal year ended October 31, 2016 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

The Audit Committee:

John H. Baker, III (Vice Chair)

Fred Banks, Jr.

Robert Khayat

Phil K. Livingston

Dianne Mooney

Gail J. Pittman

Charles W. Ritter, Jr. (Chair)

Compensation Committee; Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Cooley, Ms. Hogan, Ms. Pittman (Vice Chair) and Messrs. Baker, Banks, Khayat, Livingston (Chair) and Ritter. The committee determines the philosophy, components, levels and terms of our executive compensation. In fiscal 2016, the Compensation Committee held five meetings, one of which was telephonic.

The committee’s processes and procedures for the consideration and determination of executive pay, as well as the role of management and outside consultants in that process, are more fully described in the “EXECUTIVE COMPENSATION” section, below.

The Compensation Committee may form and delegate its authority to subcommittees consisting only of persons who are members of the Compensation Committee.

During fiscal 2016, none of the members of the Compensation Committee was an officer or employee of the Company and no member of the committee is a former officer of the Company. In addition, during fiscal 2016, none of our executive officers served on the board of directors of any entity whose directors or officers served on our Board of Directors.

Communications Between Stockholders and the Board of Directors

The Board of Directors has adopted a formal procedure that stockholders may follow to send communications to the Board of Directors. Stockholders may send communications to the Board by writing to:

Internal Audit Department

Sanderson Farms, Inc.

P. O. Box 988

Laurel, MS 39441-0988

Stockholders desiring to send a communication to the full Board of Directors should mark the envelope “Attention: Board of Directors.” Envelopes intended for a committee of the Board should be marked to the attention of the particular committee. Stockholders may also communicate with directors who are “independent directors” under the rules of The Nasdaq Stock Market by marking the envelope “Attention: Independent Directors” at the address given above.

We will forward all communications we receive as addressed on a quarterly basis, unless management determines by individual case that a communication should be forwarded more promptly. However, any stockholder communication concerning employee fraud or accounting matters will be forwarded as addressed, with a copy to the Audit Committee, immediately upon receipt.

Review and Approval of Certain Transactions

The Audit Committee’s charter charges it with reviewing on an on-going basis certain transactions between the Company and its directors, officers, major stockholders and certain other persons for conflicts of interest. The types of transactions that are subject to this review are those “related party transactions” that must be disclosed in our proxy statement under the rules of the SEC, which are transactions, arrangements or relationships in which we or any of our subsidiaries was or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” means generally:

•	any of our executive officers, directors or nominees for director;

•	any person who is known by us to be the beneficial owner of more than 5.0% of our common stock; and

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of an executive officer, director, nominee for director or a beneficial owner of more than 5.0% of our common stock, and any person (other than a tenant or employee) sharing the household of such person.

The Audit Committee must recommend to a special committee of qualified, independent directors whether or not the transaction should be approved. The special committee may retain independent legal, accounting or other advisors to advise it in this process. In determining whether to approve or disapprove entry into a related party transaction, our Audit Committee takes into account, among other factors, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. During our 2016 fiscal year, there were no transactions between the Company and related persons that required review by the Audit Committee or that required disclosure in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in their ownership of our common stock. Officers, directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. Based solely on a review of written information provided by these persons, our officers, directors and greater than 10% stockholders were in compliance with all Section 16(a) filing requirements for fiscal 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophies, factors considered in developing our compensation packages and the decision-making process followed in setting compensation for our Named Executive Officers during our 2016 fiscal year. It should be read in conjunction with the tables and accompanying narratives that follow. Other than our principal executive officer and principal financial officer, there were only two individuals at our Company who met the definition of “executive officer” under SEC rules in our 2016 fiscal year, and therefore those four executive officers were our only “Named Executive Officers” under the SEC’s proxy statement rules. They are:

•	Joe F. Sanderson, Jr., Chairman of the Board and Chief Executive Officer (CEO);

•	Lampkin Butts, President and Chief Operating Officer (COO);

•	Mike Cockrell, Treasurer and Chief Financial Officer (CFO); and

•	Tim Rigney, Secretary and Controller (Secretary).

Biographical information for Messrs. Sanderson, Butts and Cockrell can be found in this proxy statement under PROPOSAL NO. 1 – ELECTION OF DIRECTORS. Mr. Rigney has served as Secretary and Controller since November 1, 2012, and before that date was our Corporate Accounting Manager since December 2005.

The goal of this CD&A is to describe our executive compensation philosophies and programs with transparency and clarity. Our Compensation Committee met five times during the year and retained Willis Towers Watson as its independent executive compensation consultant. We believe that our executive compensation programs reflect our Company’s pay-for-performance philosophy, assist us in creating long-term value for our stockholders and are effective in retaining and motivating our current executives. Although we generally strive to appoint executives from within our Company, our compensation programs will allow us to attract top management candidates from outside our Company, should the need arise.

Sanderson Farms has always had a pay-for-performance culture. We expect top performance from our people every year and are willing to pay for that success. Accordingly, a substantial part of the compensation package for each Named Executive Officer is at risk and is only earned if performance so warrants. In addition to base salary, we offer our Named Executive Officers the opportunity to earn an annual bonus if certain performance goals are met, and we also grant long-term incentives to our Named Executive Officers to align their pay with the long-term success of our Company. Our long-term incentives have both a performance-based component, as well as a time-based element to assist us in retaining our management team. We encourage our Named Executive Officers, other members of management and our Board of Directors to follow our stock ownership guidelines. In addition, our executives participate in our Employee Stock Ownership Plan and can elect to participate in our Management Share Purchase Plan, which further aligns their interests with those of our stockholders.

We use a peer group and appropriate published surveys (based on appropriate industry and revenue size comparisons) to set compensation levels. We do not target our compensation levels at any particular point in the range established by data we gather, but we do consider the median of those markets as a general guide, along with a multitude of other factors, in setting our pay opportunity. However, with above-target performance, our Named Executive Officers can earn above-market pay.

The Committee regularly compares our executive officers’ total realizable pay against our total shareholder return for the past three years, to determine if there is alignment between our executive pay and our performance. Total realizable pay means the compensation our officers actually received, and equals the sum of an officer’s base salary, actual bonus paid, performance based awards paid out in the period and the value of restricted stock awards at the Company’s current stock price. Based on this analysis, the Committee believes our executive compensation and our Company’s performance have been strongly aligned over time, with less alignment in some years due to cyclicality in the poultry industry. In setting fiscal 2016 compensation, the Committee took note of Willis Towers Watson’s finding that the total realizable pay of the CEO was in the 67th percentile of the applicable peer group, and was well-aligned with the total shareholder return of the Company over the prior three years, which was in the 58th percentile of that group.

For purposes of our annual bonus award plan, we measure operational performance using Agristats, a private industry benchmarking service that analyzes performance data submitted weekly by a significant majority of the poultry industry, and through earnings per share. Even if we meet the operational and earnings per share targets, our executives will not receive payments under the bonus award plan unless we also meet a return on equity threshold. For our long-term performance share plan, we measure performance by return on sales and return on equity, and our stock price also factors into the final amount of the award to the Named Executive Officers.

In fiscal 2016, due in large part to a higher volume of pounds processed and lower grain costs compared with 2015, we reported net income of $8.37 per share. Despite our profitability in 2016, we did not pay year-end cash bonuses under our bonus award plan to our executives and senior management but our Compensation Committee determined that our fiscal year 2015 performance shares were earned at between the target and maximum levels as described in the table below entitled “Performance Shares Earned.” Those shares are subject to a further one year holding period and will be paid out in 2017. Cash bonuses were not earned because the performance measures for our cash bonus programs were based on a record high level of actual performance that we achieved in fiscal year 2015. There are two additional long-term performance share cycles currently in place under our long-term performance share plan, and the payouts on those awards, if achieved, will occur at the end of fiscal 2018 and 2019.

Our CEO, at his request, received no equity awards under the long-term incentive program from 2005 through our 2009 fiscal year. The Committee determined, and he agreed, that he again be considered for long-term incentive awards beginning in the 2010 fiscal year. In 2012, Mr. Sanderson informed the Committee that he would not accept any restricted stock awards for the 2013 fiscal year. However, Mr. Sanderson was granted, and he accepted, an award of performance shares for fiscal 2013, and he received restricted stock and performance share awards for fiscal years 2014 through 2017.

At our last three annual meetings, our stockholders approved the compensation of our Named Executive Officers as disclosed in our proxy statement in a non-binding “Say on Pay” vote by at least 95 percent of the votes cast. The Committee took these approvals into account in determining to follow the same policies, practices and framework to set our executive pay for fiscal 2017 as it has used in the past. Our stockholders also voted in 2014 in a non-binding advisory vote, by a majority of the votes cast, to hold an advisory “Say on Pay” vote every year. Our Board subsequently determined to adopt this frequency. See “PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION” in this proxy statement.

Principles and Objectives of the Executive Compensation Program

The main objectives of our executive compensation programs have been to reward outstanding performance by our executives appropriately and to ensure that management and stockholder interests are closely aligned. The Committee strives to structure compensation packages that create incentives for our executives to maximize long term stockholder value, rather than to maximize their individual pay. A significant portion of our executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, return on sales and return on equity.

Another significant factor in the Committee’s decisions to make equity-based awards to our executives is stockholder dilution, and the Committee strives to minimize the dilutive effect of those awards on our stockholders. Our Board of Directors also adopted a share repurchase program under which we were authorized to repurchase up to one million shares of our common stock, in part to offset the dilutive effect of our equity compensation plans. During fiscal 2015, we repurchased 700,003 shares under this program, and thereafter our Board of Directors extended the repurchase program and re-authorized the purchase of up to one million shares.

We believe our executive culture is unique within our industry. Our management team is motivated by a strong “tone from the top” that has fostered our core mission to create returns for our stockholders. We believe our executives should be rewarded fairly for their loyalty to that mission, especially in years when we perform at the top of our industry.

Management, the Board of Directors and the Compensation Committee recognize that our business is cyclical and seasonal, and often times the level of profitability we achieve is significantly influenced by factors beyond our control. These factors include swings in the market prices for our primary product, fresh chicken, and our two primary input costs, corn and soybean meal. Supply and demand factors for poultry products and feed grains also play a role in the cyclicality of our industry and are influenced by global macroeconomic conditions and weather patterns. Accordingly, the Compensation Committee believes it is important to measure and reward outstanding performance as much by operational performance relative to our industry peers as in absolute dollars per share and other typical measuring tools. This concept of placing significant emphasis on operational performance relative to our industry peers permeates our overall compensation plans and philosophy.

We expect top-level performance from our management team even during downturns in our industry and during periods of Company expansion. Accordingly, the criteria that the Committee has established for our performance-based awards have been historically very challenging to achieve. Indeed, fiscal 2010, fiscal 2013, fiscal 2014 and fiscal 2015 were the only years in which any of our performance shares were earned since the inception of the program in 2005. Nevertheless, even in years for which we have incurred a net loss, our Company has still performed better than most of our industry peers. The Committee has considered these factors in evaluating our compensation plans and has made adjustments to the plans or discretionary awards to take into account our strong performance relative to the industry and our significant Company growth.

The Committee intends to continue its strategy of employing compensation programs that emphasize performance-based incentive compensation. We have structured our executive compensation packages with an understanding of the cyclical nature of our business, and with a goal to achieve an appropriate balance between our short and long-term performance. We have also tried to balance the focus of our pay elements between our operational performance versus the industry and our financial performance on the one hand, and stockholder return on the other.

Benchmarking and Competitive Analyses

The Committee uses information gathered by analyzing the compensation levels and programs of a peer group and, in some cases, composite survey data compiled from companies of appropriate size and industry (although the survey data does not specifically identify contributing companies). The peer group serves as the chief point of comparison of the level and structure of executive pay, and is composed of companies similar to Sanderson Farms in size, industry, geographic location and/or performance. The Committee also uses data from a reference group of direct competitors that are considerably larger than Sanderson Farms as a comparator for components of executive pay, but not for pay levels. Selection of the peer and reference groups is based on the research of Willis Towers Watson, with input from the Committee. Each year, Willis Towers Watson considers whether the composition of the peer and reference groups continues to be appropriate and if not, recommends changes in the members of the groups. However, the Committee and Willis Towers Watson strive to minimize churn in the composition of the groups so that yearly comparisons remain stable.

The comparator groups yield information about the general level and components of pay for comparable executive positions at other companies. The Committee uses this information as a general guide in its deliberations, but it does not target our executive compensation levels at any point in the range established by the comparisons. Instead, the Committee bases its final decisions on its business judgment, which may be influenced by the median level of that range, as well as a variety of other factors discussed below. The companies comprising the comparator groups for fiscal year 2016 are shown below:

Peer Group	Reference Group

Brown-Forman Corp.	Dean Foods
Cal-Maine Foods, Inc.	Hormel Foods
Central Garden & Pet Company	Pilgrims Pride
Flowers Foods Inc.	Tyson Foods
Keurig Green Mountain, Inc.
Hain Celestial Group Inc.
JM Smucker Co.
Lancaster Colony Corp.
McCormick & Co.
Mead Johnson Nutrition Company
Pinnacle Foods Inc.
Post Holdings, Inc.
Seaboard Corp.
Seneca Foods Corp.
Snyder’s-Lance Inc.
Treehouse Foods Inc.
United Natural Foods Inc.
WhiteWave Foods

For fiscal 2017, Keurig Green Mountain, Inc. was removed from the peer group due to it being acquired, and Darling Ingredients Inc. was added. The reference group was unchanged from 2016.

The Compensation Committee Process and the Role of Management and Compensation Consultants

Both management and the Compensation Committee recognize the importance of maintaining sound principles for the development and administration of compensation and benefit programs. Our Compensation Committee has taken steps to significantly enhance its ability to carry out its responsibilities effectively, as well as to ensure that the Company maintains strong links between executive pay and performance. Examples of actions that the Committee has taken include:

•	Retained an independent compensation consultant, Willis Towers Watson, to advise on executive and director compensation issues. The Committee selected Willis Towers Watson after considering the qualifications and proposals of several consulting firm candidates and interviews of the candidates with the Committee chairman. The Committee periodically re-assesses whether Willis Towers Watson continues to be an appropriate choice.

•	Met regularly in executive sessions with the compensation consultant and legal and accounting advisors without Company management present.

•	Maintained important features of our executive and director compensation programs, including:

•	Establishing a peer group for primary comparisons of the level and structure of executive and director pay;

•	Establishing a broader reference group of companies with a business environment similar to ours to assist in comparing the elements of executive and director compensation (not levels of pay);

•	Developing a long-term incentive program for executives designed to offer a variety of equity-based awards that are linked to stockholder value, and making adjustments to the program where necessary to take into account our significant Company growth and strong performance relative to our peers;

•	Implementing incentive programs to promote increased Company stock ownership by management and non-employee directors;

•	Instituting share ownership guidelines for both management and non-employee directors;

•	Adopting a compensation recoupment policy for incentive-based compensation, discussed below;

•	Undertaking a formalized annual review of executive compensation packages with advice from the compensation consultant in light of market standards, company and industry performance and individual merit; and

•	Bringing the mix of the top officers’ cash compensation closer to marketplace standards by increasing the maximum performance-based bonus award opportunity for the CEO to 200% of base salary, for the COO to 160% of base salary, for the CFO to 140% of base salary and for the Secretary to 80% of base salary.

The Committee has the sole authority to retain or terminate Willis Towers Watson (or any other compensation consultant) and to approve the consultant’s fees and other terms and conditions of its engagement. In April 2015, as in prior years, the Committee directly engaged Willis Towers Watson to review its executive compensation components and levels and recommend any changes for fiscal 2016 necessary to bring our programs in line with market standards or Company performance. The Company paid Willis Towers Watson a fee of approximately $65,000 in connection with its fiscal 2016 executive pay review, which included an assessment of the composition of the peer and reference groups for 2016, a review of compensation trends, development of specific compensation recommendations and a presentation of its report to the Committee.

The Board and the Nominating and Governance Committee have also retained Willis Towers Watson periodically, most recently in July 2015, to review the compensation of our outside directors. In October 2013, the Committee also retained Willis Towers Watson upon the recommendation of management to perform a limited review of the salary ranges of selected salaried employees, and the fees for this review, which was completed during fiscal 2014, were approximately $74,000. In July 2016, the Committee approved management’s request to engage Willis Towers Watson to study the base pay of certain employees who would no longer be exempt from the federal overtime pay rules under new regulations, as well as the pay of their salaried supervisors. The fees for this review were approximately $60,000.

In 2016, the Committee formally assessed the independence of its advisors, including Willis Towers Watson, based on specific information requested of the advisors, and determined that Willis Towers Watson and its other advisors are independent. The Committee will take measures to ensure that any future engagement of Willis Towers Watson by our Company does not impair Willis Towers Watson’s independence.

Typically, the Committee chairman meets with representatives from Willis Towers Watson at the outset of any engagement to discuss the Committee’s goals and objectives and to outline the parameters of the review that Willis Towers Watson will undertake. Company personnel are sometimes present for those meetings as a liaison with management, and Willis Towers Watson uses Company personnel to gather internal information necessary for its work. The Committee chairman also corresponds with Willis Towers Watson directly during an engagement as questions arise. Because the CEO is the Committee’s chief source of information about the overall performance of the Company and of senior management, the Committee or its chairman may also meet privately with the CEO to inform him of the Committee’s thinking on any particular issue and to get his feedback and recommendations, including with respect to the performance of the other executive officers. Although the CEO has substantial influence on the Company’s compensation and could contact or meet with Willis Towers Watson or the Committee if he chooses, he is not directly involved in the Committee’s decision-making process or in meetings with Willis Towers Watson.

When compensation questions arise for the Committee’s consideration, management is generally present for Willis Towers Watson’s presentations and to answer any questions by directors. However, when the Committee sets levels and components of compensation, management is ultimately excused from the meeting to permit the Committee to meet with Willis Towers Watson and legal and accounting advisors in executive session and to vote. The Committee may ask the CEO to be present for the deliberations on the compensation of the other Named Executive Officers, but he is excused from the deliberations and vote on his own compensation.

Elements of Executive Compensation

The compensation of our executive officers consists of the following elements:

•	Base Salary

•	Annual cash incentive (bonus) awards

•	Long-term equity incentive awards, including:

•	Restricted stock

•	Performance shares

•	Management share purchase rights

•	In-service and post-employment benefits

•	Perquisites

The Committee has used these elements of compensation to create a flexible package that reflects the cyclical nature of the poultry business and can reward both the short and long-term performance of the Company and the individual. Each item of compensation is considered individually, followed by consideration of the overall package, with the goal of treating executives equitably and rewarding and incentivizing outstanding performance. The Committee also considers how our executive pay compares to the peer and reference companies and to similar positions included in published survey data, with respect to both levels and components of total pay. Generally, the Committee does not consider the amounts realizable from prior compensation in setting future benefits. However, the Committee has restructured our long-term performance incentives to reflect more fairly the conditions in our industry when past awards have failed to vest because of cyclical downturns in the poultry market and inefficiencies stemming from our significant internal growth. This is discussed in more detail below.

The CEO’s 2016 total compensation, as reported in the Summary Compensation Table below, was approximately 181% and 236%, respectively, higher than the total compensation for the COO and CFO because of his higher level of responsibility within our Company and his more pervasive influence over our performance. The compensation of the COO and CFO was likewise approximately 260% and 201%, respectively, higher than the Secretary’s for the same reasons.

In 2015, we entered into new employment agreements with the CEO, the COO and the CFO. As described in more detail below under “Discussion of Summary Compensation and Grants of Plan-Based Awards Table,” the 2015 agreements superseded substantially similar agreements that we entered into during 2009. The agreements provide those executives will remain employed until their agreements are terminated either by the Company or the executive for any reason. Among other benefits, the agreements provide for a severance payment to be paid to the officers if:

•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause; or

•	the officers resign for good reason.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

The Committee believes these benefits are important officer retention tools that will protect the Company and its stockholders against an unexpected departure of our most senior management. In addition, the commitment to pay severance is counterbalanced by an agreement from the officers not to disclose confidential information about us during and after their employment, and not to engage in certain competitive activity during their employment and for two years after the termination of their employment for any reason other than poor performance. The Committee also believed it was crucial to structure the agreements so that, except in the case of a change in control, the officers will not be paid severance if they are terminated for poor performance. In the context of a change in control, the severance is not payable unless the officer is subsequently terminated without cause. This is sometimes referred to as a “double trigger.” In the case of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that they will be arbitrarily terminated by new management without any economic protection after the change of control is complete.

The agreements are discussed further below in the narrative following the table entitled, “Grants of Plan-Based Awards.”

Base Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Committee reviews the salaries of the Named Executive Officers annually in October, with input from the outside compensation consultant, and makes final salary decisions at that time. Salary increases are based on an evaluation of Company performance, the individual’s performance, and the individual’s level of pay compared to the pay levels for similar positions in the peer group. Although the peer group suggests a range of competitive levels for base salaries, exact levels are determined by the Committee based on each executive’s merit. The Committee also takes into account years of service, responsibilities, our future growth plans, industry conditions and our current ability to pay. For example, for fiscal year 2012 and fiscal year 2013, the Committee determined, due to industry-wide challenges and the competitive nature of our then-current salaries, not to increase the base salaries of the CEO, COO and CFO.

For fiscal 2016, the Committee determined to award a three percent merit based increase to the CEO, COO and CFO, in light of Company performance and considering that those officers had not had a salary increase for fiscal 2012 or 2013. The Committee also decided to increase Mr. Rigney’s salary by 10% to approximately $258,500, which is within the range of salaries of the Company’s senior managers and close to the 50th percentile for his position in the peer group. For more information about the factors the Committee considered in setting fiscal 2016 compensation, see the subsection below entitled “Evaluation of Executive Performance.”

The effective date for salary increases typically is November 1 of each year. Salary increases can also occur upon an individual’s promotion.

Annual Cash Bonus Awards

We maintain a bonus award plan under which our salaried employees, including the Named Executive Officers, are eligible for fiscal year-end cash incentive awards equal to a percentage of their base salary based on the Company’s performance (“Bonus Award Program”). These awards are designed to reward short-term performance and the achievement of designated operational results. For officers and key management employees, the total award has two components: a percentage based on our achieving certain target earnings per share goals, and a percentage based on our operational performance versus our industry peers as measured by Agristats.

The earnings per share targets established under the Bonus Award Program are set each year, and reflect our growth and ability to generate earnings. We have experienced significant growth in production capacity over the past 20 years, and our ability to generate earnings has likewise grown significantly. As a result, the earnings per share targets established under the Bonus Award Program have moved higher to reflect our increased earnings capacity. We have historically performed at or near the top of the industry in operational measures, and the targets set for operational goals under the Bonus Award Program reflect our culture and expectations of achieving superior performance relative to our peers. However, it is possible that even if we operate at the top of the industry, we still might not achieve an acceptable level of profitability, due to factors such as the cyclical nature of the industry, external forces that influence profitability that are beyond the control of management, and our significant internal growth in recent years and resulting short-term inefficiencies. Therefore, unless we achieve at least an 8% return on average stockholders’ equity (computed after taking into account any bonus to be paid), no payments are made under the Bonus Award Program even if the operational targets are reached, and payments are not cumulative.

Generally, earnings per share targets are established by reference to our five-year average return on sales and what earnings level would result in an acceptable return on average equity. Through this review, we establish a dollar earnings target that would generate acceptable levels of return on sales and return on equity, and that is then translated into an earnings per share target for purposes of the Bonus Award Program. While the Committee recognizes that there are many factors beyond the control of management that might affect our ability to achieve these results, it attempts to make the program competitive by awarding a relatively high percentage of salary payouts in years in which we achieve these aggressive targets. Likewise, the Committee sets aggressive targets when setting operational goals. Before fiscal 2014, the plan required the Company itself to rank in the top 30% of companies participating in Agristats in operating profit per head. In 2014, the Committee determined, after consulting Willis Towers

Watson, to modify the plan so that a bonus is payable if the Company’s chickens rank in the top 30% of all chickens included in Agristats. The Committee and Willis Towers Watson agreed this change would be a better metric of Company performance. For participants to earn the top bonus, our chickens must rank in the top 10% of the industry. For some plan participants who are not executive officers, the operational component of the award is determined by assessing both the Company’s overall performance and its performance in the type of complex in which the participant works (retail or big bird).

As a result of the plan’s formulation, years of strong company performance can make bonus payouts in future years more difficult to achieve, but bonus payouts, if earned, can be significant in such years.

Also in 2014, the Committee asked Willis Towers Watson to review the plan in comparison to plans of peer group companies to determine whether, in years of strong Company performance, payouts under the plan mirrored total shareholder return. Willis Towers Watson concluded that while the rate of payouts under the plan were commensurate with the peer group plans, the amount of awards paid was comparatively low, even though the Company’s return on equity outperformed the peer group in years in which a bonus was paid. As a result, Willis Towers Watson recommended that over a period of two years, starting with the fiscal 2014 plan, the maximum bonus opportunity should be increased to the 50th percentile of market levels. The Committee adopted Willis Towers Watson’s recommendation.

The following table shows, for fiscal 2016, the percentage of base salary that the Named Executive Officers were eligible to receive from each component of the bonus award.

2016 Bonus Award Opportunities

Position	Bonus Opportunity as Percentage of Base Salary from EPS Component	Bonus Opportunity as Percentage of Base Salary from Operational Component
CEO	100%	100%
COO	80%	80%
CFO	70%	70%
Secretary	40%	40%

The following table shows, for fiscal 2016, the earnings per share objectives and the corresponding percentages of the earnings per share component of a participant’s bonus award that could have been earned. The earnings per share component of the bonus award program is based on our net income net of the bonus. The program provides that the earnings per share targets will be adjusted to reflect changes in the number of shares outstanding due to business combinations, recapitalizations, stock splits or other changes in our corporate structure.

2016 Bonus Awards — EPS Component

Per Share Return ($)*	Percentage of EPS- Based Award
10.54	100.0%
10.48	95.0%
10.43	90.0%
10.37	85.0%
10.32	80.0%
10.26	75.0%
10.20	70.0%
10.15	65.0%
10.09	60.0%
10.04	55.0%
9.98	50.0%
9.93	45.0%
9.87	40.0%
9.82	35.0%
9.76	30.0%
9.70	25.0%
9.65	20.0%
9.59	15.0%
9.54	10.0%
9.48	5.0%

*	Net of bonus and net of extraordinary, non-recurring income items not related to the fiscal year’s operations.

The following table shows, for fiscal 2016, the performance objectives based on our performance versus our industry peers as reported by Agristats and the corresponding percentages of the operational component of a participant’s bonus award that could have been earned.

2016 Bonus Awards — Operational Performance Component

Agristats Ranking — Operating Profit per Head of Chickens Sold	Percentage of Operational Performance- Based Award
Top 10%	100%
Top 20%	66 2/3%
Top 30%	33 1/3%

The following table shows, for the 2016 fiscal year, the maximum percentages of base salary that the Named Executive Officers could have received under the Bonus Award Program. Actual cash awards for past years are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table that follows this Compensation Discussion and Analysis. In fiscal 2016, our Named Executive Officers and senior managers did not earn a bonus because we did not achieve the minimum earnings per share and operational targets under the 2016 plan, due to lower overall sales prices for poultry products.

2016 Bonus Award Payments

Position	Maximum Bonus Award Opportunity as a Percentage of Base Salary	Percentage of Base Salary Actually Earned under Bonus Award Program	Dollar Amount of Actual Awards
CEO	200%	—	$—
COO	160%	—	$—
CFO	140%	—	$—
Secretary	80%	—	$—

The Committee normally reviews and reconsiders the Bonus Award Program each January, along with the maximum bonus opportunities, the performance criteria under the program and the earnings per share targets for the then-current fiscal year. As part of its review, it receives reports from the outside compensation consultant concerning the level of similar short-term cash incentives paid by the peer group companies. It also receives management’s recommendations as to the appropriate targets for earnings per share and operational performance based on management’s estimates of what would qualify as superior performance.

The Committee generally adopts the program in January for the current fiscal year. The parameters of the program and the performance criteria are then communicated to the participants. In general, once the Committee adopts the program, the bonus awards are determined solely according to the program criteria and are not subject to the discretion of the Committee. The program does provide that adjustments can be made to awards in the event of extraordinary operating conditions, errors in Agristats reporting or significant changes in the number of Agristats participants, changes in law or accounting procedures or substantial and unforeseen fluctuations in sales pounds or dollars during the year. Bonuses earned for a completed fiscal year are usually paid in December following that fiscal year.

Long-Term Equity Incentive Awards

Equity-based compensation and ownership ensures that our executive officers and directors have a continuing stake in the long-term success of the Company. Generally, the Committee considers equity incentive awards to the Named Executive Officers each October, after its annual evaluation of executive pay. The awards, if made, usually become effective in November at the start of the Company’s new fiscal year.

Under the Stock Incentive Plan, the Board may grant restricted stock, performance shares, stock options, stock appreciation rights, phantom stock, management share purchase rights and other stock-based awards. Since its inception in 2005, awards to the Named Executive Officers under the plan have consisted of restricted stock, performance shares and management share purchase rights. The Committee strives to be conservative in the rate of usage, or run rate, of shares under the Stock Incentive Plan.

The Committee, with input from Willis Towers Watson, has made specific grants by comparing each executive’s current long-term incentive levels with the market range established by published survey and peer proxy statement data. Based on market studies, it has then identified a typical multiple of the base salary for the individual’s management level that his or her long-term incentives should represent. These multiples are reconsidered annually based on the then-current market data. For fiscal 2016, the multiples were 300% for the CEO, 160% for the COO, 150% for the CFO, and 60% for the Secretary. The CEO declined an increase in his multiple to 325% recommended by Willis Towers Watson. In the case of the Secretary, the multiple is applied to the average salary for all positions at the same management level.

The multiple of the officer’s salary yields a target annual long-term incentive award level that is then converted into a recommended number of shares to be awarded using the approximate stock price quoted on Nasdaq at that time. As discussed above, the Committee also bases its final decisions as to the award level on factors such as individual merit, responsibilities, individual and Company performance, and the dilutive effect of the award on our stockholders. The Committee then divides the total recommended share award equally between performance shares and restricted stock.

All of our restricted stock and Management Share Purchase Plan agreements provide that stock awarded under those plans will become fully vested in the event of a change in control of our Company and fully or partially vested upon certain other events, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section below. These provisions were adopted because they are customary for equity incentive awards of those types and because the Board of Directors deemed them to be reasonable and fair to our management. In the context of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that the value of their awards will decline after the change of control is complete. The potential payments under these provisions played no part in the Committee’s decisions regarding other elements of our executive compensation.

•	Restricted Stock

Shares of restricted stock are shares granted subject to a vesting period during which the shares may not be transferred. All of our restricted stock awards have a vesting period of four years. The CEO, COO, CFO and Secretary and certain other salaried employees of the Company received restricted stock as part of their long-term incentive award in November 2015 for the 2016 fiscal year. The fiscal 2016 restricted stock generally will vest on November 1, 2019, as long as the holder remains continuously employed by us during the restricted period.

Recipients of restricted stock have all the rights of a stockholder of the Company, including voting rights and the right to receive dividends, beginning on the grant date. In the event a recipient forfeits shares of restricted stock before such shares vest, the shares are cancelled.

•	Performance Shares

Performance shares provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to our stockholders’ return. The CEO, COO, CFO, Secretary and certain other salaried employees received performance share grants as part of their long-term incentive awards in November 2015. The performance share program entitles the holder to earn shares of Sanderson Farms common stock if we achieve certain relative levels of performance on stockholder return over a multi-year period following the grant, as long as the holder remains continuously employed by us until the end of the performance period and any additional vesting period. The length of the performance period reflects the cyclical nature of the poultry business, and is designed, generally, to measure our performance over an industry cycle. Currently, the performance period is two years and there is an additional one-year service-based vesting period before the shares are issued.

Performance shares carry no dividend or voting rights until they are issued after achievement of the performance objectives and the expiration of any additional vesting period.

The Board of Directors may pay earned performance shares in cash, shares of Sanderson Farms common stock, or in a combination of both. Once the performance criteria are established and the awards are granted, the payment of earned shares is generally not subject to the discretion of the Committee or the Board, but adjustments can be made in limited circumstances.

Performance share awards are made in a target amount of shares based on our average return on equity (which we call ROE) and a target amount based on our average return on sales (which we call ROS). The award establishes three possible non-discretionary percentages of those target amounts that the recipient could actually receive, depending on our actual performance measured at the end of the performance period.

As a result, the performance criteria for fiscal 2016 awards were structured as follows:

2016 Performance Share Criteria

Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
ROE	50%	9.7%	12.6%	23.2%
ROS	50%	3.0%	3.6%	5.1%

If our average ROE or average ROS is otherwise between the threshold and maximum percentages, the number of performance shares for which the award recipient is eligible will be calculated using a straight-line interpolation. If average ROE or ROS is less than the threshold, the recipient will not be entitled to receive any shares of that portion of the target award measured by that metric.

The threshold level represents our median performance over the course of 24 historical two-year periods. The target level represents the 65th percentile of performance during the historical measurement period and the maximum level represents the 83rd percentile. Average ROE is equal to the mathematical average of the net return on average equity for each of the two years in the performance period. Net return on average equity is computed by adding together stockholders’ equity at the beginning and end of each fiscal year on our audited financial statements and dividing by two. The resulting number is then divided into net income for the fiscal year as reported on our audited financial statements to reach net return on average equity for the year. Average ROS is equal to the mathematical average of the net return on net sales for the two years in the performance period. Net return on net sales is computed by dividing net income by net sales, as both numbers are reported on our audited financial statements for the year.

Using the methodology described above and 25 two-year periods, the performance criteria for the fiscal 2017 awards were established as follows:

2017 Performance Share Criteria

Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
ROE	50%	9.9%	13.8%	24.8%
ROS	50%	3.3%	3.8%	5.7%

Since the inception of the Stock Incentive Plan, we have granted 12 cycles of performance shares, one for each of the fiscal years from 2006 through 2017. Only the performance shares granted for fiscal years 2008, 2009, 2012, 2013, 2014 and 2015 have been earned. The Committee determined in December 2015 and 2016, respectively, that the fiscal 2014 and 2015 shares were earned at the levels shown in the table below. The fiscal 2015 shares are subject to an additional one-year holding period before they are paid out.

Performance Shares Earned

		Performance Criteria
		Threshold (50% Payout)		Target (100% Payout)		Maximum (200% Payout)		Actual Company Performance
Performance Period	Payout Date(1)	ROE	ROS	ROE	ROS	ROE	ROS	ROE	ROS
11/1/13-10/31/15	10/31/2016	9.3%	2.6%	10.7%	3.5%	21.4%	4.8%	27.07%	8.34%
11/1/14-10/31/16	10/31/2017	9.6%	2.8%	11.5%	3.5%	20.9%	4.7%	19.72%	7.21%

(1)	The Committee on December 29, 2016 determined that the fiscal 2015 awards were earned, but the awards are subject to an additional one-year vesting period before they will be paid out.

The following table shows the number of shares actually earned by each Named Executive Officer according to the percentage payouts reflected in the table above.

	Performance Period Ending 10/31/2015		Performance Period Ending 10/31/2016
Position	Target Award (#)(1)	Actual Shares Earned (#)(2)	Target Award (#)(1)	Actual Shares Earned (#)(2)
CEO	32,500	65,000	22,750	44,067
COO	8,500	17,000	6,000	11,623
CFO	6,750	13,500	4,750	9,201
Secretary	750	1,500	500	969

(1)	50% of the target amount of shares is allocated to the ROE component and 50% is allocated to the ROS component.
(2)	This number is obtained by multiplying the percentage of the payout achieved for each of the two components of an award and adding the result. For example, the CEO’s award earned in 2015 was calculated as follows: ROE component: (100% x 16,250) + (100% x 16,250) = 32,500; ROS component: (100% x 16,250) + (100% x 16,250) = 32,500; 32,500 + 32,500 = 65,000.

•	Management Share Purchase Rights

Under our Management Share Purchase Plan, executive officers and other key employees may elect to reduce their annual base salaries by up to 15% and their bonuses earned under the Bonus Award Program by up to 75% and instead receive those amounts in the form of restricted stock at the current market price. The Company matches 25% of the employee’s contribution to the plan to grant additional shares. The shares purchased or granted through the plan generally vest on the third anniversary of their acquisition by the participant. Recipients of the shares purchased or granted have all the rights of a stockholder during the restricted period. If the shares fail to vest, any dividends paid on the Company matched shares must be returned to us. In fiscal 2016, the Secretary was the only Named Executive Officer who participated in the plan. You can find more information about the plan in the narrative accompanying the Grant of Plan-Based Awards table, below.

In-Service and Post-Employment Benefits

As mentioned above, we believe strongly in aligning the interests of management with those of our stockholders. We were among the first in our industry to adopt an Employee Stock Ownership Plan, and each of the Named Executive Officers participates in the plan on the same basis as all of our other employees. Participants are automatically enrolled in the plan after one year of service and become fully vested after six years. We contribute funds to the plan in profitable years, and on October 31, 2016, we contributed $12.3 million to the plan for the 2016 fiscal year.

We also sponsor a 401(k) retirement plan that is available to all of our employees after one year of service. The Named Executive Officers participate on the same basis as all other employees. Eligible employees may contribute up to 15% of their salary to the plan on a pre-tax basis through payroll deductions. We began matching employee contributions to the plan in 2000, and will match 100% of an employee’s contribution up to 3% of his or her salary, and 50% of such contribution that exceeds 3% but does not exceed 5% of his or her salary. Sanderson Farms common stock is not an investment option under the plan.

We also provide other benefits such as medical, dental and long-term/short-term disability (up to 66 2/3% of salary not exceeding $180,000 per year in long-term disability payments) coverage, as well as vacation and other paid holidays. Beginning with our 2001 fiscal year, we began paying premiums on term life insurance policies for all employees. The death benefit under these policies depends on the amount of the employee’s annual salary, up to a maximum benefit of $100,000 and a minimum of $50,000 for salaried employees. These benefit programs are comparable to those provided at other large companies. They are designed to provide certain basic quality of life benefits and protections to our employees and at the same time enhance our attractiveness as an employer.

In 2008, the Committee adopted a Supplemental Disability Plan for the CEO. The plan provides that if the CEO becomes disabled as defined in our long term disability plan for all our salaried employees, he will receive a monthly benefit equal to 66 2/3% of his salary beginning one year from the date of disability until the date that he has received five years of payments or his 70th birthday, whichever occurs first, with a minimum of 12 months of payments. This is the same benefit that is provided to all participants in our long term disability plan who are 60 years or older. Participants who become disabled before their 60th birthday would receive the benefit until they reach age 65. The Committee adopted the supplemental plan because our long term disability plan places an annual dollar limit on the benefit that participants can receive, which would have resulted, if the CEO became disabled at the time the supplemental plan was adopted, in a benefit to him of only 26% of his then current salary. The employment agreements that the Company entered into with the COO and CFO in 2009 (and again in 2015) made those officers participants in the supplemental plan.

The Company’s portion of the cost of health benefits provided in the 2016 fiscal year for the Named Executive Officers was as follows:

2016 Health Benefits

Officer	Cost to Company of Active Health Benefits
CEO	$7,683
COO	$7,683
CFO	$7,683
Secretary	$7,683

The 401(k) contribution, health plan and life insurance premiums, as well as dividends paid on restricted stock and matching charitable contributions under our charitable gift program are ratified by the Committee in January of the year following the year for which they were made. The Board of Directors approves the annual ESOP contribution, if any, in October of each year.

All employees may elect to continue participating in our health benefit plan following their retirement, but they must pay 100% of the premium cost.

In rare instances, we have continued, because of the applicable circumstances, to pay the base salaries of certain key employees for a short period of time after their deaths. None of those employees served at any time as an executive officer of Sanderson Farms. However, the employment agreements we entered into with the CEO, COO and CFO provide that we will continue to make base salary payments to their designated beneficiary or estate for a period of one year from the date of the officer’s death.

Perquisites

We provide certain perquisites to our executives, which consist primarily of personal use of our Company aircraft by the CEO and his immediate family. This perquisite provides flexibility to the CEO and increases travel efficiencies, allowing more productive use of executive time, in turn allowing greater focus on Sanderson Farms-related activities. The Company also permits the COO and CFO to use Company aircraft in times of family or other emergencies. In some cases, the Company also permits and pays for the Named Executive Officers’ spouses to accompany them on the corporate aircraft. The amounts of these perquisites are ratified by the Committee in January of the year following payment. More detail on our perquisites may be found in the narrative following the Summary Compensation Table, below.

Compensation Recoupment Policy

In 2010, the Committee adopted a policy requiring the Board or the Committee to seek to recoup incentive-based compensation paid to our directors, executive officers or other personnel whenever required by law or the rules of the Nasdaq Stock Market. In addition, the Board or the Committee, in its discretion, may determine, as a result of a restatement of our financial statements or misconduct that adversely affects us by a member of our management executive committee or a director, to take such actions it deems necessary or appropriate and in our best interests with respect to the executive committee member, or the director in the case of director misconduct, to address the restatement or misconduct. Such actions may include, to the extent permitted by law and our charter and By-Laws:

•	Requiring the executive or director to repay some or all of any incentive compensation paid, including bonus, performance shares or restricted stock;

•	Requiring the executive or director to repay gains realized on the exercise of stock options or the sale of vested stock;

•	Cancelling all or part of the executive’s or director’s incentive awards;

•	Adjusting the executive’s or director’s future cash or non-cash compensation or fees, as applicable;

•	Terminating the executive or seeking to remove the director; or

•	Initiating legal action against the executive or director.

The recoupment policy is in addition to the authority under the Stock Incentive Plan to cancel awards or recoup the value of shares in the event of detrimental activity by the participant.

Stock Ownership Guidelines

In October 2004, the Committee recommended and the Board of Directors adopted non-binding stock ownership guidelines for our management, in an effort to encourage increased ownership of our Company by key employees and directors. Willis Towers Watson has periodically reviewed the guidelines and in 2013, at Willis Towers Watson’s recommendation, the Committee determined to recalculate the guidelines for officers using fiscal 2014 salaries. We believe that these guidelines are reasonable to achieve and will be a long-term benefit to all of our stockholders by helping to align management and stockholder interests. They also encourage officers and directors to hold purchased shares and vested option shares, restricted stock and performance shares, as applicable, for long-term investment. “Stock ownership” includes stock owned directly, indirectly through the 401(k) plan or Employee Stock Ownership Plan, restricted stock, and earned performance shares. The guidelines are based on a multiple of base salary and director annual retainer fees, and are set forth in the table below. As of our 2016 fiscal year, each named Executive Officer and director had exceeded the guidelines below.

Stock Ownership Guidelines

Position	Base Salary/ Average Annual Retainer	Desired Ownership Multiple	Share Guideline
CEO	$1,362,984	6	125,351	[1]
COO	$665,004	4	40,772	[1]
CFO	$569,832	4	34,937	[1]
Secretary	$214,992	3	9,886	[1]
Director	$25,000	8	4,000

(1)	In recalculating ownership guidelines in 2013 for the Named Executive Officers, the committee used $65.24 per share, which was the approximate share price at the time.

It is Sanderson Farms’ policy that our directors and all employees, including the Named Executive Officers, not trade their vested Sanderson Farms stock, other than shares underlying options, on a short-term basis (i.e., shares must be held for a minimum of six months). Employees and directors may not purchase Sanderson Farms stock on margin, buy or sell put or call options linked to Sanderson Farms stock, or hold Company securities in a margin account. Finally, employees and directors may not pledge Company securities as collateral for a loan, although an employee or director can request a waiver of this policy where he or she can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.

Tax and Accounting Considerations

For income tax purposes, we may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to the CEO, CFO, COO and Secretary, unless that compensation qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Our Bonus Award Program and certain awards we may make under our Stock Incentive Plan, like the performance shares, are based on the Company meeting specified performance criteria. However, Section 162(m) of the Code requires that the performance criteria and material terms of these plans be approved by our stockholders every five years and that we comply with certain other requirements in order for awards to meet the definition of “performance-based” and thus be fully deductible. While the Committee generally strives to structure employee compensation in order to preserve maximum deductibility, it may from time to time make awards that do not meet the Code’s definition of “performance-based compensation.” For example, we have not sought to qualify our Bonus Award Program under Section 162(m) because Section 162(m) would require us to remove certain discretionary features of the program that we believe are critical for management retention, and therefore are in the best interest of our stockholders.

In the first quarter of our 2006 fiscal year, we adopted Revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock and performance shares, to be recognized in our income statement based on their fair values. Before the adoption of FAS 123(R), we accounted for share-based payments to employees using an intrinsic value method and, therefore, we generally recognized no compensation cost for employee stock options. Based upon the provisions of FAS 123(R), we are required to accrue stock-based compensation expense as it is earned. This change in accounting rules has influenced the Committee to make restricted stock and performance share awards in lieu of option awards. Other factors that have made restricted stock and performance share awards more attractive than option awards include their generally smaller dilutive effect and the performance incentive they provide even in times when our stock price is depressed.

Evaluation of Executive Performance

In evaluating the performance of the individual Named Executive Officers before setting or adjusting compensation, the Committee and the Board of Directors do not rely solely on predetermined formulas. Rather, they focus on those officers’ individual objectives. The Committee evaluates the CEO’s performance in consultation with the Board, and it evaluates the other Named Executive Officers with the input of the CEO.

In 2015, the Committee based its decisions for fiscal 2016 compensation on the assessment of the Company’s fiscal 2015 performance and the Named Executive Officers’ objectives and strategies, as follows:

•	We had record sales in fiscal 2015 of $2.80 billion, a 1% increase over our previous record set in fiscal 2014, despite challenging market conditions faced by our big bird plants due to increased domestic supplies and weak export markets. Our record sales led to earnings of $9.52 per share, the second highest level of earnings per share we have achieved in our history.

•	Our operational performance as measured by bottom line profit per head of chicken sold during 2015 as reported by Agristats continued to be in the top 20% of the industry and, by many measures, was in the top 10%. Our margins resulted in a bonus being earned under our cash bonus program by all executive officers and key managers in the Company.

•	Our prepared chicken sales increased by 21% over 2014 levels, resulting from a 19.0% increase in the pounds of prepared chicken products we sold and a 1.8% increase in the average sales price of our prepared chicken products.

•	We completed construction and commenced operations at our Palestine, Texas facility and moved that facility to 50% of production capacity by fiscal year end. We funded the cost of constructing the facility from our cash flow. We also identified a new site in North Carolina for a new big bird complex, successfully obtained all permits to begin construction and started construction before fiscal year end on this new facility.

•	We continued to develop and implement our strategic growth plan and began work to identify a site for the next phase of our internal growth.

•	We reduced our debt and, for the first time since 1992, ended the fiscal year with no long term debt on our balance sheet.

•	We returned $31 million to shareholders through regular and special dividends.

•	We successfully negotiated a new revolving credit facility with our lenders to, among other things, increase our borrowing capacity from $600 million to $750 million. The credit facility remains unsecured and carries favorable terms.

•	The CEO and the Committee were pleased with the performance of the other officers in 2015. The Committee noted that our Company performance and executive pay were well aligned in 2015, with the CEO’s three-year realizable pay ranking in the 67th percentile and the Company’s total shareholder return in the 58th percentile of the peer group for CEO positions.

•	Accordingly, the Committee awarded a merit salary increase to the CEO, COO and CFO of 3% and 10% to the Secretary, and made long term equity incentive awards to the Named Executive Officers at the same levels used for 2015. The CEO declined an increase in his long term incentive level that had been recommended by Willis Towers Watson.

In 2016, the Committee considered the following factors in setting our 2017 compensation:

•	We had record sales of $2.82 billion in fiscal 2016, despite challenging market conditions for products from our plants that process a larger bird. Those plants realized significantly lower average sales prices compared to 2015 due to weak export markets, which in turn led to increased domestic supplies. Despite these conditions, our record sales, combined with lower grain prices compared to 2015 and management’s effective grain buying strategy, resulted in earnings per share of $8.37.

•	Despite our profitability, our executive officers and key managers did not earn a cash bonus in fiscal 2016 and it is uncertain whether our performance shares granted for fiscal years 2016 and 2017 will be earned at target levels or at all. This is because the performance measures that govern our cash bonus and performance share programs are established based on our historical results. We achieved record results in fiscal years 2014 and 2015, which makes performance-based awards more challenging to earn in future years.

•	As a result, we did not achieve the minimum earnings per share in 2016 necessary for cash bonus plan participants to receive the portion of their bonus that is based on our financial performance.

•	Additionally, we did not achieve the minimum bottom line profit per head of chicken sold compared to our peers that was necessary for our officers and key managers to earn the portion of their bonus that is based on our operational performance. This was due to the market conditions described above, as well as inefficiencies inherent in the start-up of any new facility, including our new Palestine, Texas complex, which reduced our average performance and average profit per head in 2016.

•	Although our big bird plants experienced a challenging market, our chill pack plants performed among the very best in the industry, and operating profit per head at those plants finished among the best in the industry for the year. Managers responsible for our chill pack sales and operations therefore earned the portion of their cash bonuses under our bonus award program based on those operational results. Our officers and other senior managers earn bonuses based on our company’s aggregated results, so, for the reasons described above, they earned no bonuses.

•	We were also able to offset the challenging market conditions experienced by our big bird plants in part by increasing our production volume. During fiscal 2016, management was able to bring our new facility in Palestine, Texas to full capacity, accounting for 9.3% of the total processed pounds we produced in fiscal 2016. Management was also able to achieve various operating efficiencies, for example a 2.3% increase in average bird weights.

•	Management continued construction of our new complex in St. Pauls, North Carolina, which began hatchery operations in November 2016 and began processing birds during the first quarter of 2017. The project was completed ahead of schedule and on budget. At full production, the new complex will account for a 12% increase in our capacity.

•	Management continued to develop and execute our strategic growth plan, focusing on identifying sites for future internal growth, even though inefficiencies from the start-up of new facilities may make it more difficult for our officers and senior managers to earn cash bonuses in future years.

•	We ended the 2016 fiscal year with a balance sheet reflecting $1.423 billion in assets, stockholders’ equity of $1.190 billion, net working capital of $465.1 million, and no debt. Our balance sheet has permitted us to fund the cost of our two newest complexes from our cash flow. Going forward, our strong balance sheet will also help us consistently manage our operations through the cycles that characterize our industry.

•	We paid $42.9 million in regular and special dividends to our shareholders.

•	The CEO was pleased with the performance of the other officers in 2016. In setting fiscal 2017 compensation, the Committee took note of a strong correlation between our total shareholder return and the total realizable pay of our top officers over the last three years. For example, the CEO’s three-year realizable pay placed in the 75th percentile of the peer group for CEO positions, with our total shareholder return in the 63rd percentile of that group for the same period.

•	As a result of its review of our 2016 performance, and taking into account the recommendations of Willis Towers Watson, the Committee determined to hold the base salaries of the CEO, COO and CFO at 2016 levels, and to increase the Secretary’s salary by 5%. The Committee also decided to maintain cash bonus opportunities for the Named Executive Officers at current levels. In light of our profitability in 2016 and on the recommendation of Willis Towers Watson, and considering the fact that they would not be receiving a salary increase, the Committee made long term incentive awards to the CEO, COO and CFO at increased multiples compared to 2016.

Based on the assessment detailed above, the Committee approved the following compensation for the Named Executive Officers for fiscal 2017.

Fiscal 2017 Compensation Actions

Position	Salary	Percent Increase	Number of Shares of Restricted Stock	Grant Value of Restricted Stock Awards	Target Number of Performance Shares	Grant Value of Target Performance Share Awards	Maximum Bonus Award Opportunity as a Percentage of Base Salary
CEO	$1,446,000	N/A	26,000	$2,381,860	26,000	$2,381,860	200%
COO	$705,504	N/A	6,750	$618,368	6,750	$618,368	160%
CFO	$604,536	N/A	5,500	$503,855	5,500	$503,855	140%
Secretary	$271,416	5%	1,000	$91,610	1,000	$91,610	80%

Elements of compensation paid for the 2016 fiscal year are set forth in the Summary Compensation Table, below.

Director Compensation

The Nominating and Governance Committee is charged with recommending all cash and non-cash compensation of our non-employee directors. Willis Towers Watson reviews and reassesses our director pay periodically and makes recommendations to the Nominating and Governance Committee.

In July 2015, the Committee engaged Willis Towers Watson to reassess our director pay for fiscal 2016. Willis Towers Watson concluded that our director pay levels were appropriate, except that it determined the retainer fees paid to our committee chairs were below the levels of such fees at our peer companies. Willis Towers Watson thus recommended that the Board increase the annual retainer fees of the committee chairs for fiscal 2016 and forward. Including those increases, our non-employee directors received cash fees for their service on the Board and its committees in fiscal 2016 as set forth below:

Director Cash Fees

	Amount
Annual Stipend	$25,000
Each Board of Directors meeting attended in person	$7,500
Each telephonic Board of Directors or Board committee meeting attended	$1,000	(1)
Each committee meeting attended in person, not in conjunction with a Board meeting	$6,000
Received annually by Audit Committee Chair	$15,000
Received annually by Compensation Committee Chair	$12,500
Received annually by Nominating and Governance Committee Chair	$10,000
Received annually by the Lead Independent Director	$20,000

(1)	We also pay this fee to directors who join telephonic committee meetings by invitation, even though they are not committee members. If a telephonic committee meeting is held in conjunction with a telephonic full Board meeting, only one $1,000 fee is paid for directors who participate in both calls.

In fiscal 2015 and prior years, non-employee directors received an annual grant of 2,300 shares of restricted stock, or 6,900 shares over the course of their three-year term. The annual grants have staggered one, two or three-year vesting periods, so that upon the expiration of a director’s three-year term, he or she has 6,900 vested shares. These awards combined with the cash fees achieve an approximate 60-40 equity and cash pay mix. In July 2015, Willis Towers Watson and the Nominating and Governance Committee recommended and the Board determined to modify the annual outside director restricted stock grants to be in a fixed dollar amount of $150,000, rather than a fixed number of shares. Willis Towers Watson noted a fixed dollar approach would be aligned with market practices and eliminate impact on the value of the annual grants of stock price volatility.

The Nominating and Governance Committee recommended and the Board has approved an annual allowance of up to $10,000 for outside directors to attend continuing education seminars related to corporate board of directors service and other topics relevant to the Company. The chairman of our Nominating and Governance Committee must pre-approve the particular seminar requested by a director for reimbursement.

Non-employee directors may participate in the Management Share Purchase Plan by reducing their director fees by up to 100% and instead receiving those amounts in the form of restricted shares of Sanderson Farms common stock. The Company matches 25% of the director’s contribution to grant additional restricted shares. Restricted shares held through the plan generally vest on the third anniversary of their acquisition by the director, as long as, with respect to the matching portion, he or she has served on the Board continuously through that date.

Non-employee directors may also participate in the Company’s medical plan, but they must pay 100% of the premium cost with after-tax dollars.

More information about the actual compensation paid to non-employee directors is set forth in the Director Compensation table, below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of our 2017 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement for 2017.

The Compensation Committee:

John H. Baker, III	Robert C. Khayat
Fred Banks, Jr.	Phil K. Livingston (Chair)
Toni D. Cooley	Gail Jones Pittman (Vice Chair)
Beverly Wade Hogan	Charles W. Ritter, Jr.

Executive Compensation Tables

The table below includes information about compensation paid to or earned by our Named Executive Officers for our fiscal years ended October 31, 2014, 2015 and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joe F. Sanderson, Jr., Chairman of the Board of Directors and Chief Executive Officer	2016 2015 2014	1,446,000 1,403,880 1,362,984	— — —	2,085,300 1,928,517 2,132,975	— — —	0 2,339,800 1,987,685	— — —	277,799 293,410 447,727	3,809,099 5,965,607 5,931,371
Lampkin Butts, President and Chief Operating Officer	2016 2015 2014	705,504 684,960 665,004	— — —	538,703 508,620 557,855	— — —	0 913,280 775,838	— — —	111,537 87,870 128,261	1,355,744 2,194,730 2,126,958
Mike Cockrell, Treasurer and Chief Financial Officer	2016 2015 2014	604,536 586,932 569,832	— — —	434,438 402,657 443,002	— — —	0 684,754 617,318	— — —	95,332 79,668 102,767	1,134,306 1,754,011 1,732,919
Tim Rigney, Secretary and Controller	2016 2015 2014	258,492 234,996 214,992	— — —	88,625 42,385 49,222	— — —	0 127,290 116,454	— — —	29,398 25,627 23,483	376,515 430,298 404,151

(1)	Includes, for Mr. Rigney, $4,000 for fiscal 2014, $4,800 for fiscal 2015 and $4,800 for fiscal 2016 allocated to the Company’s Management Share Purchase Plan, as described in the Grant of Plan-Based Awards table, below.
(2)	This column reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Performance shares are reflected in the table at values based upon the probable outcome of the performance conditions as of the grant date. The values of performance shares at the grant date, assuming the highest level of performance conditions is achieved, are as follows:

Name	Year	Grant Date Value of Performance Shares Assuming Maximum Performance
Mr. Sanderson	2016 2015 2014	$ $ $	4,170,600 3,857,035 4,265,950
Mr. Butts	2016 2015 2014	$ $ $	1,077,405 1,017,240 1,115,710
Mr. Cockrell	2016 2015 2014	$ $ $	868,875 805,315 886,005
Mr. Rigney	2016 2015 2014	$ $ $	177,251 84,770 98,445

(3)	Consists of amounts earned under the annual Bonus Award Program.

The amounts included in the table above under “All Other Compensation” consist of the following:

All Other Compensation

Name	Year	Matching Charitable Contributions ($)	Dividends Paid on Restricted Stock ($)	401(k) Matching Contribution ($)	ESOP Contribution ($)	Term Life Insurance Premium ($)	Perquisites[1] ($)	Accidental Death Premium ($)
Mr. Sanderson	2016 2015 2014	10,000 5,000 10,000	161,975 153,100 274,560	10,600 10,600 10,400	12,019 15,394 16,215	183 183 183	83,010 109,115 136,351	12 18 18
Mr. Butts	2016 2015 2014	5,000 2,500 5,000	62,225 52,700 75,900	10,600 10,600 10,400	12,019 15,394 16,215	272 272 272	21,403 6,386 20,456	18 18 18
Mr. Cockrell	2016 2015 2014	2,730 2,500 2,500	50,350 44,420 70,017	10,600 10,600 10,400	12,019 15,394 16,215	272 272 272	19,343 6,464 3,345	18 18 18
Mr. Rigney	2016 2015 2014	0 0 0	7,045 3,591 3,072	10,339 7,833 6,450	11,724 13,913 13,671	272 272 272	0 0 0	18 18 18

(1)	The amounts for Mr. Sanderson include the aggregate incremental cost to the Company of his personal use, or use by his immediate family, of Company and charter aircraft of $132,477 for fiscal 2014, $108,646 for fiscal 2015 and $82,219 for fiscal 2016. The amounts shown for Mr. Butts include $14,111 of such costs for fiscal 2014, $2,094 for fiscal 2015 and $16,133 for fiscal 2016. The amounts shown for Mr. Cockrell include $2,436 of such costs for fiscal 2014, $6,464 for fiscal 2015 and $18,491 for fiscal 2016. These amounts were calculated by taking into account the direct variable operating cost of a personal trip on an hourly basis, including all costs that may vary by the hours flown, but excluding fixed costs incurred for the overall ownership and staffing of the aircraft. Variable costs include fuel and oil; travel, lodging and other expenses for the crew; the prorated amount of repairs and maintenance; catering; landing fees and permits; insurance required for a particular flight; crew overtime; telecommunication expenses; and the amount of any disallowed tax deductions associated with the personal use.

The amounts shown in this column also include the value of other travel expenses incurred by the immediate family of Messrs. Sanderson, Butts and Cockrell while accompanying them on Company business of $3,874, $6,345 and $909, respectively, for fiscal 2014, $469, $4,292 and $0, respectively, for fiscal 2015, and $791, $5,270 and $852, respectively, for fiscal 2016.

Grants of Plan-Based Awards

Fiscal Year 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)	Awards ($/Sh)	Awards[4] ($)
Joe F. Sanderson, Jr., Chairman of the Board of Directors and Chief Executive Officer			554,300	1,687,000	2,892,000

	11/01/15	10/21/15				15,000	30,000	60,000	30,000				2,085,300

Lampkin Butts, President and Chief Operating Officer			216,354	658,471	1,128,806

	11/01/15	10/21/15				3,875	7,750	15,500	7,750				538,703

Mike Cockrell, Treasurer and Chief Financial Officer			162,217	493,705	846,350

	11/01/15	10/21/15				3,125	6,250	12,500	6,250				434,438

Tim Rigney, Secretary			39,635	120,630	206,794
	11/01/15	10/21/15				638	1,275	2,250	1,275				88,625
	Various	02/17/05							12	[3]			1,052

(1)	The estimated payments shown reflect the minimum, mid-point and maximum amounts that could have been earned under our fiscal 2016 Bonus Award Program. The Named Executive Officers did not actually earn cash bonuses in 2016. For a discussion of how bonus awards are determined, see CD&A section, above.
(2)	The estimated payouts shown reflect the number of shares of stock that potentially could be paid out for performance shares granted in fiscal 2016 under our Stock Incentive Plan upon the achievement of specified performance criteria at the end of the performance period.
(3)	Consists of shares of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. Participants under the plan purchase restricted shares of Company stock on the last business day of each calendar quarter with forgone salary, or on our annual bonus payment date with forgone bonus amounts, as described in the CD&A section, above. We match 25% of the participant’s contribution in additional restricted shares on each purchase date. In fiscal 2016, Mr. Rigney purchased 55 shares under the plan that are not reflected in the table above that had an average grant date fair value of $87.34 per share.
(4)	Reflects the grant date fair value of each equity award computed under FAS 123R and FASB ASC Topic 718. Grant date values for performance shares are based on probable outcome of the performance conditions as of the grant date.

Discussion of Summary Compensation and Grants of Plan-Based Awards Table

Performance share awards granted for the 2016 fiscal year are subject to a two-year performance period and an additional one-year vesting period during which the recipient must remain continuously employed by us. The number of shares actually issued depends upon our achieving certain prescribed levels of return on equity and return on sales, as described above in the CD&A section.

Shares of restricted stock granted under our restricted stock program vest generally on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period. Restricted stock granted for fiscal 2016 vests on November 1, 2019.

Shares of restricted stock granted as matching contributions under our Management Share Purchase Plan are subject to a three-year vesting period starting on the date they are acquired by the participant. The participant must remain continuously employed by us during the vesting period.

During our 2016 fiscal year, the employment of our CEO, the COO and the CFO were governed by employment agreements that we entered into on November 1, 2015 (the “2015 Agreements”). As discussed below, each of the 2015 Agreements superseded employment agreements with our CEO, the COO and the CFO that we entered into in 2009 (the “2009 Agreements”).

The term of each 2015 Agreement began on November 1, 2015 and ends when the officer’s employment terminates under the provisions of the employment agreement. Each 2015 Agreement provides for the officer’s fiscal 2016 salary and bonus to be paid in accordance with the levels and bonus program that we disclosed in our current report on Form 8-K filed on October 27, 2015. The officers’ compensation is reassessed annually under the 2015 Agreements.

The 2015 Agreements provide for a lump sum severance payment to be paid to the officers if:

•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause; or

•	the officers resign for good reason.

“Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

In addition, the 2015 Agreements provided, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death. The 2015 Agreements for Messrs. Butts and Cockrell also designate them as participants in our Supplemental Disability Plan.

The 2015 Agreements prohibit the officers from disclosing confidential information about us during and after their employment, subject to certain exceptions, and prohibit the officers from engaging in certain competitive activity during their employment and for two years after the termination of their employment for any reason other than poor performance.

The terms of the 2009 Agreements were substantially identical to the 2015 Agreements, including with respect to the conditions for severance payments and their amounts in relation to base salary, the definitions of “cause” and “good reason,” the continuation of salary payments for one year upon an officer’s death and the designation of Messrs. Butts and Cockrell as participants in the Supplemental Disability Plan. The 2015 Agreements were entered into to make technical changes related to provisions of the Internal Revenue Code and create an exception to the confidentiality provisions related to whistleblower laws.

See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of a change in control of our Company and certain other events, including competitive activity, on an officer’s unearned performance shares or restricted stock. Dividends are paid at rates applicable to all our stockholders on performance shares once they are paid out. Dividends (at normal rates) are paid on shares of restricted stock as soon as the shares are issued to the officer.

Amounts that could have been earned for fiscal 2016 under our Bonus Award Program were determined by reference to our earnings per share and operational performance versus our peers as described in the CD&A section, above. Unless severance is payable under the provisions of the employment agreements described above, a participant must have been employed in a designated position at Sanderson Farms for nine months before the end of the fiscal year, and must have been employed on October 31 of the applicable fiscal year, to receive a bonus. However, if a Bonus Award Program participant dies, becomes disabled or retires before the end of the fiscal year, and if the participant had been employed at Sanderson Farms in a designated position for at least nine months, he or she will still receive a bonus award for the fiscal year (assuming the performance criteria are met). See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of certain events on a participant’s annual bonus award.

For fiscal 2016, salary accounted for the following percentages of each officer’s total compensation:

Name	Salary as a Percentage of Total Compensation
Mr. Sanderson	38%
Mr. Butts	52%
Mr. Cockrell	53%
Mr. Rigney	69%

Outstanding Equity Awards at Fiscal 2016 Year-End

		Option Awards					Stock Awards(2)(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joe F. Sanderson, Jr. Chairman of the Board of Directors and Chief Executive Officer	11/01/13 11/01/14 11/01/15						32,500 22,750 30,000		2,924,350 2,047,045 2,699,400	44,067 60,000	3,965,149 5,398,800
Lampkin Butts, President and Chief Operating Officer	11/01/12 11/01/13 11/01/14 11/01/15						10,500 8,500 6,000 7,750		944,790 764,830 539,880 697,345	11,623 15,500	1,045,838 1,394,690
Mike Cockrell, Treasurer and Chief Financial Officer	11/01/12 11/01/13 11/01/14 11/01/15						8,750 6,750 4,750 6,250		787,325 607,365 427,405 562,375	9,201 12,500	827,906 1,124,750
Tim Rigney, Secretary and Controller	11/01/12 11/01/13 11/01/14 11/01/15 Various						1,000 750 500 1,275 35	[1]	89,980 67,485 44,990 114,725 3,149	969 2,550	87,191 229,449

(1)	Consists of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. In addition to the amounts shown, Mr. Rigney owns 159 restricted shares that he purchased under the Management Share Purchase Plan with forgone salary valued at $14,307 as of October 31, 2016.
(2)	Restricted stock (except for shares held in the Management Share Purchase Plan) vests in a lump sum in accordance with the schedule below.

Grant Date	Vesting Date
11/01/2012	11/01/2016
11/01/2013	11/01/2017
11/01/2014	11/01/2018
11/01/2015	11/01/2019

Grants of restricted stock usually vest on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.

The performance periods for performance shares end on the dates shown below.

Grant Date	Performance Period Ends*
11/01/2014	10/31/2016
11/01/2015	10/31/2017

*	These shares are subject to an additional one-year vesting period after the expiration of the performance period before they are issued.

The performance shares granted on November 1, 2014 are shown in the table at the level at which the Committee determined they were actually earned. In accordance with Instruction 3 to Item 402(f)(2) of SEC Regulation S-K, the performance shares granted on November 1, 2015 are shown in the table at the maximum level, based on our actual performance in fiscal 2016, the first year of the performance period.

(3)	Values of equity awards are based on our closing stock price on the Nasdaq Stock Market of $89.98 per share on October 31, 2016.

Restricted shares held in the Management Share Purchase Plan are purchased by the participant on the last business day of each calendar quarter with forgone salary. A participant may also elect to reduce his or her bonus by a certain percentage and instead receive that amount in restricted shares purchased through the plan on the bonus payment date. We match 25% of the participant’s contribution in additional restricted shares that we issue simultaneously with the purchased shares. Each share of restricted stock held in the plan vests fully on the third anniversary of its acquisition by the participant, subject to certain exceptions that are described below under “Potential Payments Upon Termination or Change-in-Control.”

Option Exercises and Stock Vested

Fiscal Year 2016

	Option Awards		Restricted Stock Awards[2]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Joe F. Sanderson, Jr. , Chairman of the Board of Directors and Chief Executive Officer	—	—	39,750	2,763,023
Lampkin Butts, President and Chief Operating Officer	—	—	10,000	695,100
Mike Cockrell, Treasurer and Chief Financial Officer	—	—	8,750	608,213
Tim Rigney, Secretary and Controller	—	—	241	16,880

(1)	Values are based on the closing price of our common stock on the Nasdaq Stock Market on the vesting dates.
(2)	Excludes performance shares paid out on October 31, 2016, which are described in the Compensation Discussion and Analysis section of this Proxy Statement in the table entitled “Performance Shares Earned.”

Potential Payments Upon Termination or Change-in-Control

In fiscal 2016, we entered into new employment agreements (the 2015 Agreements) with the CEO, COO and CFO, which were in effect during our 2016 fiscal year. As described above, the 2015 Agreements superseded the prior agreements we entered into during 2009 (the 2009 Agreements). We have no other employment agreements with any other employees of our Company. However, our annual cash bonus and Stock Incentive Plan awards provide for accelerated payments in the circumstances described below, and we have company policies that provide for minimal severance payments for all our salaried employees generally. Except as described below, the Named Executive Officers receive no payments upon the termination of their employment or a change in control of Sanderson Farms that are not received by all salaried employees generally.

Employment Agreements

The term of each 2015 Agreement began on November 1, 2015 and ends when the officer’s employment terminates under the provisions of the employment agreement. Each 2015 Agreement provides for the officer’s fiscal 2016 salary and bonus to be paid in accordance with the levels and bonus program that we disclosed in our current report on Form 8-K filed on October 27, 2015. The officers’ compensation is reassessed annually under the 2015 Agreements.

The 2015 Agreements provide for a lump sum severance payment to be paid to the officers if:

•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause; or

•	the officers resign for good reason.

“Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

If any severance payments are due, the officer is also entitled to the continuation of medical benefits that the officer would otherwise be eligible to receive as an active employee of the Company for 24 months or, if earlier, until such time as the officer becomes eligible for substantially similar benefits from a subsequent employer.

In addition, the 2015 Agreements provide, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death according to the Company’s regular payroll schedule.

The 2015 Agreements prohibit the officers from disclosing confidential information about us during and after their employment, subject to certain exceptions, prohibit the officers from engaging in certain competitive activity with us during their employment and for two years after the termination of their employment for any reason other than poor performance and contain a mutual non-disparagement clause. The officers are also prohibited from soliciting the Company’s customers and employees during their employment and for the two years after the termination of their employment for any reason.

If the officers breach the foregoing provisions, the agreements provide that they must return any portion of the severance payments we have already paid them and their entitlement to continued medical benefits ceases. We are also entitled to pursue other equitable and legal remedies such as restraining orders or damages.

The 2015 Agreements superseded the 2009 Agreements. The terms of the 2009 Agreements were substantially identical to the 2015 Agreements, including with respect to the conditions for severance payments and their amounts in relation to base salary, the definitions of “cause” and “good reason,” the continuation of salary payments for one year upon an officer’s death and the designation of Messrs. Butts and Cockrell as participants in the Supplemental Disability Plan. The 2015 Agreements were entered into to make technical changes related to provisions of the Internal Revenue Code and create an exception to the confidentiality provisions related to whistleblower laws.

Annual Cash Bonus Awards

An employee must be employed with the Company through October 31 to earn any bonus that may be payable under the Bonus Award Program for that fiscal year. However, if a Bonus Award Program participant dies, becomes disabled or retires before that time, and if the participant had been employed in a designated position at Sanderson Farms for at least nine months, he or she will still receive a cash bonus award for the fiscal year (assuming the performance criteria are met). The participant’s base salary during the portion of the fiscal year in which he or she was employed in the designated position is used to calculate the amount of the bonus award.

Restricted Stock

If a change in control of our Company occurs before the end of the restricted period, all shares of restricted stock become fully vested. For outstanding restricted stock granted through the fiscal 2013 awards, if a holder dies, becomes disabled or ends employment after attaining retirement eligibility during the restricted period, a pro rata percentage of the shares will immediately vest based on the number of years of the restricted period that have passed before the triggering event occurred, and the unvested portion is forfeited. Beginning with our fiscal 2014 awards, the Committee determined to provide that all unvested shares will vest fully in the event of the holder’s death or disability, but they will continue to vest on a pro rata basis in the event a holder terminates employment after eligibility for retirement.

Shares Held in the Management Stock Purchase Plan

If an employee dies, becomes disabled or terminates employment after attaining eligibility for retirement, or if there is a change in control of Sanderson Farms, in each case before the end of the restricted period, all unvested shares of restricted stock held through the plan become fully vested. If an employee’s employment terminates for any other reason, then any unvested shares we granted to the employee through matching contributions are forfeited and dividends paid on those shares must be returned, and we have the right to repurchase all shares that the employee purchased through the plan with salary or bonus at the price the employee paid for them, less the amount of dividends paid. If we do not exercise that right, the purchased shares will vest on the third anniversary of their acquisition.

Performance Shares

If a holder of unpaid performance shares dies, becomes disabled or terminates employment after attaining eligibility for retirement, or if there is a change in control of Sanderson Farms, the holder is entitled to receive a pro rata portion of the number of performance shares he would have been entitled to in proportion to the number of months he was employed during the performance period, assuming the performance criteria are met.

Anti-Competition Provisions

If the Board of Directors determines that a holder of restricted stock or performance shares has engaged in certain competitive activity against us while employed by us or during the two years after the holder’s voluntary termination or termination by us for cause, then he or she forfeits all unvested shares of restricted stock and all unissued performance shares. If restricted shares have already vested or performance shares have been issued, the holder must repay us the fair market value of the shares on their grant or issue date, respectively. In the case of the Management Share Purchase Plan, unvested shares of matching stock are forfeited and dividends paid on those shares must be returned, and we have the right to repurchase all shares that the employee purchased through the plan with salary or bonus at the price the employee paid for them, less the amount of dividends paid. If Company matching shares have already vested, the holder must repay us the fair market value of the shares on the date they were issued and any dividends paid.

Company Severance Policy

We pay severance to all our salaried employees generally upon their termination of employment, except in cases of retirement, death or disability. We pay up to two weeks of severance to employees who resign after at least one year of service. If an employee is dismissed without cause, we pay two weeks of severance, plus one additional week for every year of the employee’s service, up to three months.

The following tables show the payments that the Named Executive Officers would be entitled to in the event of (a) a change in control of Sanderson Farms, (b) termination without cause or for good reason, (c) retirement, (d) disability and (e) death, in each case assuming such event occurred on October 31, 2016, the last business day of our 2016 fiscal year, and based on the closing market price of our common stock on that day. The amounts shown do not include payments that would be payable to all salaried employees generally. We have not included the value of our fiscal year 2014 performance shares, because those shares actually vested and were required to be paid out on October 31, 2016, regardless of whether a triggering event listed above occurred. We based the values of our fiscal 2015 performance shares on the level at which the Committee actually determined those shares have been earned. For our fiscal 2016 performance shares, we based the values on management’s current view that it cannot determine that it is probable that we will achieve the minimum level of ROE and ROS for the grant, such that none of these shares would be earned.

Potential Payments — Change-in-Control

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Total
Mr. Sanderson	$7,670,795	$3,965,149	$11,635,944
Mr. Butts	$2,946,845	$1,045,838	$3,992,683
Mr. Cockrell	$2,384,470	$827,906	$3,212,376
Mr. Rigney	$334,636	$87,191	$421,827

Potential Payments — Termination Without Cause1 or for Good Reason

Name	Severance Payment[2]	Continuation of Medical Benefits[3]	Total
Mr. Sanderson	$8,676,000	$18,440	$8,694,440
Mr. Butts	$2,539,814	$18,440	$2,558,254
Mr. Cockrell	$2,055,422	$18,440	$2,073,862
Mr. Rigney	$0	$0	$0

(1)	Prior to a change in control, severance is not payable in the case of termination for poor performance.
(2)	Consists of, for Mr. Sanderson, three times, and for Messrs. Butts and Cockrell, two times, his fiscal 2016 base salary plus 50% of the maximum bonus he could have earned for fiscal 2016.
(3)	Consists of 24 months of continued medical benefits assuming the officer does not earlier receive similar benefits from a subsequent employer. Benefits would be paid monthly.

Potential Payments — Retirement

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Total
Mr. Sanderson	$3,891,636	$3,965,149	$0	$7,856,785
Mr. Butts	$1,962,689	$1,045,838	$0	$3,008,527
Mr. Cockrell(1)	$1,597,146	$827,906	$0	$2,425,052
Mr. Rigney(1)	$209,226	$87,191	$0	$296,417

(1)	Messrs. Cockrell and Rigney were not yet eligible to retire under our Company retirement policy as of October 31, 2016. However, the amounts shown reflect the payments they would have received had they been eligible to retire on that date. Our Company retirement policy provides that an employee may retire after reaching age 62 and 10 continuous years of service, or after 30 continuous years of service, regardless of age. Mr. Cockrell will be eligible to retire on September 24, 2019. Mr. Rigney will be eligible to retire on September 10, 2020.

Potential Payments — Disability

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Supplemental Long Term Disability[1]	Total
Mr. Sanderson	$7,670,795	$3,965,149	$0	$964,000	$12,599,944
Mr. Butts	$2,946,845	$1,045,838	$0	$1,646,176	$5,638,859
Mr. Cockrell	$2,384,470	$827,906	$0	$2,015,120	$5,227,496
Mr. Rigney	$334,636	$87,191	$0	$0	$421,827

(1)	Due to their respective ages, Messrs. Sanderson, Butts and Cockrell are entitled to a monthly long term disability benefit equal to 66 2/3% of their salary beginning one year from the date of disability until the earlier of the date they have received five years of payments or their 70th birthday. In each case the benefit is paid for at least 12 months. The amount shown in the table represents the total amount payable under this benefit assuming payments begin on October 31, 2017.

Potential Payments — Death

Name	Continuation of Salary[1]	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Total
Mr. Sanderson	$1,446,000	$7,670,795	$3,965,149	$0	$13,081,944
Mr. Butts	$705,504	$2,946,845	$1,045,838	$0	$4,698,187
Mr. Cockrell	$604,536	$2,384,470	$827,906	$0	$3,816,912
Mr. Rigney	$0	$334,636	$87,191	$0	$421,827

(1)	This total amount would be paid in equal monthly installments over the course of the year following the date of death.

The tables below include information about compensation paid to or earned by our non-employee directors for our fiscal year ended October 31, 2016.

Director Compensation — Fiscal Year 2016

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
John H. Baker, III	61,000	161,681	—	—	—	13,361	236,042
Fred Banks, Jr.	78,500	166,041	—	—	—	14,282	258,823
John Bierbusse	64,500	152,777	—	—	—	9,618	226,895
Toni D. Cooley	65,500	162,205	—	—	—	12,320	240,025
Beverly Wade Hogan	65,500	150,609	—	—	—	15,740	231,849
Robert C. Khayat	68,500	148,176	—	—	—	7,630	224,306
Phil K. Livingston	101,000	150,889	—	—	—	14,232	226,121
Dianne Mooney	61,000	157,066	—	—	—	8,706	226,772
Gail Jones Pittman	68,500	148,176	—	—	—	9,655	226,331
Charles W. Ritter, Jr.	83,500	156,839	—	—	—	15,322	255,661

(1)	Includes fees foregone at the election of the director for the purchase of shares through our Management Share Purchase Plan, in the amounts reflected in the table in footnote 2 below, under the column “Grant Date Fair Value of Shares Purchased.”
(2)	Reflects the aggregate grant date fair value of awards made in 2016 under FASB ASC Topic 718. Includes 1,806 restricted shares issued to each director in fiscal 2016, which had a grant date fair value for each grantee of $81.17 per share. Also includes shares granted pursuant to the matching contribution provisions of the Management Share Purchase Plan. Acquisitions by non-employee directors under the Management Share Purchase Plan in fiscal 2016 were as follows:

Name	Shares Purchased in Fiscal 2016 (#)	Shares Acquired in Company Match In Fiscal 2016 (#)	Total Shares Acquired in Fiscal 2016 (#)	Grant Date Fair Value of Shares Purchased ($)	Grant Date Fair Value of Company Match ($)
Mr. Baker	695	172	867	60,975	15,088
Mr. Banks	892	222	1,114	78,135	19,448
Mr. Bierbusse	287	71	358	25,001	6,184
Ms. Cooley	720	178	898	63,156	15,612
Ms. Hogan	187	46	233	16,348	4,016
Mr. Khayat	78	18	96	6,832	1,583
Mr. Livingston	204	49	253	17,855	4,296
Ms. Mooney	489	120	609	42,700	10,473
Ms. Pittman	78	18	96	6,832	1,583
Mr. Ritter	474	117	591	41,510	10,246

(3)	Consists of matching gifts made by the Company under its Matching Gift Program, pursuant to which the Company will match gifts up to $2,500 annually per donee made by directors (and employees) to qualifying colleges and universities, and dividends on restricted stock grants.

The following table shows as of October 31, 2016 the aggregate number of unvested stock awards outstanding for each non-employee director who was in office on that date, including shares purchased or granted as matching contributions under the Management Share Purchase Plan:

Name	Stock Awards Outstanding at Fiscal Year End
Mr. Baker	7,143
Mr. Banks	5,278
Mr. Bierbusse	5,245
Ms. Cooley	4,535
Ms. Hogan	7,159
Mr. Khayat	2,103
Mr. Livingston	7,161
Ms. Mooney	3,933
Ms. Pittman	2,116
Mr. Ritter	8,237

For a description of cash fees paid to non-employee directors, see the CD&A section, above.

All restricted stock held by non-employee directors will fully vest in the event of a change in control of our Company. Additionally, all restricted stock held by non-employee directors will become fully vested if the director dies, becomes disabled, or, for shares held in the Management Share Purchase Plan, if the director retires at the completion of his term of service.

Compensation and Risk Management

In 2010, the Compensation Committee engaged Willis Towers Watson to formally assess the level of risk arising from our compensation policies and practices. The Committee believes that Willis Towers Watson was best equipped to perform this assessment because of the depth of its understanding and experience with the current executive compensation landscape for public companies.

Willis Towers Watson reviewed our annual Bonus Award Program and Stock Incentive Plan and the following five factors related to our compensation process and design:

•	The extent of oversight of our pay plans by top management and the Compensation Committee.

•	Whether the roles of management and the Committee in overseeing the alignment of our pay plans with our business goals and risk tolerance are reasonable and clearly defined.

•	The extent of the balance in our plans between fixed and variable pay, cash and equity, short and long-term incentives, and overall company versus individual performance goals.

•	The presence of “red flags” in our plan design, such as steep incentive curves, unreasonable goals or thresholds, uncapped payouts, awards based solely on formulas, misalignment in the timing of payouts or undue focus on any one element of pay mix; compared with risk-mitigating features, such as exercise of the Committee’s discretion, clawback policies and stock ownership requirements.

•	Whether performance criteria reflect appropriate risk and the use of capital, quality and sustainability of results and employee influence on meeting performance goals.

Based on this framework, Willis Towers Watson concluded that our pay plans represent a low level of risk to our Company. In particular, they noted the following:

•	They consider that the Bonus Award Program has appropriate performance metrics and reasonable levels of potential payouts.

•	Awards under the bonus plan are not paid out until our independent audit is complete, thus providing a safeguard from manipulation.

•	The balance in our long-term incentive plan between performance-based pay and time-based restricted stock mitigates the potential for undue risk-taking, and the use of earnings per share and return on equity metrics focus the plan on profitable growth and efficient use of capital.

•	Our stock ownership guidelines are also a risk-mitigating factor.

•	Change in control benefits for our three senior officers assist with executive retention and mitigate the risk of a conflict of interest in the context of a potential acquisition of our Company.

•	The Board and the Committee regularly review and address our financial performance.

Based on Willis Towers Watson’s assessment and the Committee’s independent analysis, and their respective annual re-assessments of our compensation programs and structure, the Committee has concluded that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us. In reaching this conclusion, the Committee has also considered the fact that our business is primarily driven by the performance of the commodities markets, specifically the markets for fresh chicken, corn and soybean meal. These markets are external to our business and therefore the Committee does not believe that our performance-based compensation promotes excessive or inappropriate risk-taking by our management.

In addition, in 2010 the Board adopted a policy under which it has the discretion to, among other things, recoup the compensation of our senior management if we have a financial restatement or if the manager in question has engaged in misconduct adversely affecting the Company. This should further help to mitigate any risk associated with our compensation programs.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in 2010, requires that at least every three years, our stockholders have a non-binding advisory vote on our executive compensation, also known as “Say on Pay.” Sanderson Farms’ executive compensation program received substantial stockholder support in our Say on Pay votes held at our 2011, 2014, 2015 and 2016 Annual Meetings, and was approved at each meeting, on an advisory basis, by over 95 percent of the votes cast. Our Compensation Committee and Board of Directors believe these votes reflected our stockholders’ strong approval of the compensation decisions made by the Committee for our Named Executive Officers. In 2014, our stockholders voted on an advisory basis, and our Board of Directors determined, to hold a Say on Pay vote every year.

Management is committed to engagement and open dialog with our stockholders and other members of the investment community concerning all aspects of the Company’s business, including our pay practices. The feedback we have received concerning our compensation programs and proxy disclosures has been positive and, following the overwhelming approval by our stockholders of the compensation decisions made by the Committee, the Committee has subsequently reaffirmed the structure of our executive compensation programs.

Executive compensation is an important matter both for us and for our stockholders. The core of Sanderson Farms’ executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2016 compensation of the Named Executive Officers.

We are asking stockholders to vote on the following proposal, which gives you the opportunity to endorse or not endorse our pay program for our Named Executive Officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Exchange Act.

“RESOLVED, that the stockholders of Sanderson Farms, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

For the compensation of our Named Executive Officers to be approved on a non-binding, advisory basis, more votes must be cast in favor of it than votes cast against it. Abstentions and broker non-votes will not be counted as votes cast FOR or AGAINST the proposal.

The Board of Directors recommends that the stockholders vote FOR the proposal to approve the compensation of Sanderson Farms’ Named Executive Officers as disclosed in its proxy statement relating to its 2017 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules.

PROPOSAL NO. 3

INDEPENDENT AUDITORS

Ernst & Young LLP, New Orleans, Louisiana, were the independent auditors for the Company during the fiscal year ended October 31, 2016. A representative of Ernst & Young LLP will be present at the annual meeting. The representative will have the opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to any appropriate questions.

Fees related to services performed for the Company by Ernst & Young LLP that were billed in fiscal years 2015 and 2016 are as follows:

	2015[1]	2016
Audit Fees	$1,290,993	$1,280,411
Audit-Related Fees	37,500	47,650
Tax Fees	—	—
All Other Fees	—	—

Total	$1,328,493	$1,328,062

(1)	Includes $109,292 of Audit Fees and $37,500 of Audit-Related Fees related to fiscal year 2015 that were not available for inclusion at the time the proxy statement dated January 14, 2016 was filed.

“Audit Fees” include amounts paid for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q and other regulatory filings and registration statements, including those related to our amended Stock Incentive Plan, and audit procedures performed with respect to the Company’s internal control over financial reporting, as required by Sarbanes-Oxley Act Section 404. “Audit-Related Fees” include fees for the audit of the Company’s benefit plans and accounting consultations related to financial accounting and reporting standards, and “Tax Fees” consists of amounts paid for tax compliance, advice and planning, including advice related to Hurricane Katrina related tax credits and the preparation and filing of required federal and state income and other tax forms. The Audit Committee has considered whether the provision of services by Ernst & Young LLP for the Company other than audit services is compatible with maintaining Ernst & Young LLP’s independence, and has concluded that it is compatible.

The Audit Committee preapproves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent auditor prior to engagement, subject to the de minimus exceptions for non-audit services permitted by the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees of one or more Audit Committee members, including authority to grant preapprovals of audit and non-audit services, provided that any decision of that subcommittee to grant preapproval is presented to the full Audit Committee at its next scheduled meeting. For fiscal 2016, the Audit Committee pre-approved all non-audit services performed by the independent auditors.

The Audit Committee of the Company’s Board of Directors has selected the firm of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2017. Stockholder approval and ratification of this selection is not required by law or by the By-Laws of the Company. Nevertheless, the Board has chosen to submit it to the stockholders for their approval and ratification as a matter of good corporate practice. Of the shares represented and entitled to vote at the annual meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2017, in order for this proposal to be adopted. The Proxyholders named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2017. If more votes are cast AGAINST this proposal than FOR, the Board of Directors will take such decision into consideration in selecting independent auditors for the Company.

The Board of Directors recommends a vote FOR the approval and ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2017.

PROPOSAL NO. 4

POLICY TO PHASE OUT THE USE OF MEDICALLY IMPORTANT ANTIBIOTICS FOR GROWTH PROMOTION AND DISEASE PREVENTION

As You Sow, on behalf of both the Gun Denhart Living Trust (the lead proponent) and certain other co-proponents, has notified us that they intend to submit the following proposal for consideration at the annual meeting. As explained below, the Board recommends that you vote AGAINST this proposal. The address and shareholdings of the lead proponent and the name, address and shareholdings of each co-proponent will be furnished promptly to any stockholder upon written or oral request to our Secretary at our general offices. We have included the text of the proposal and supporting statement exactly as submitted by the proponents. We are not responsible for the content of the proposal or the supporting statement or any inaccuracies they may contain.

Whereas: The World Health Organization and the U.S. Centers for Disease Control and Prevention (CDC) have reported that antibiotic resistance is a global public health crisis that threatens to overturn many of the medical advances made over the last century.

Antibiotic-resistant infections cause at least 2 million illnesses each year in the United States. Experts estimate these infections will kill 10 million people per year worldwide by 2050.

A major factor in the spread of antibiotic resistance is the meat and poultry industry’s overuse of these lifesaving drugs, with over 70% of medically important antibiotics in the U.S. sold for livestock use alone. Antibiotics are often used to speed animal growth or to prevent illness caused by unhealthy, stressful conditions on farms, rather than to treat illness. Sanderson Farms’ policies do not prohibit these uses of antibiotics.

Sanderson Farms has publicly stated that “there is not any credible science that leads us to believe we’re causing antibiotic resistance in humans.” This stance ignores the fundamental principle that antibiotic use breeds resistant bacteria, which is recognized by every major medical authority. Sanderson Farms’ position has led to substantial negative press. (e.g. “Poultry Producer Sanderson Farms Stands Its Ground: It’s Proud to Use Antibiotics”, NYT, 8/1/16).

Additionally, research has shown that poultry processing workers are 32 times more likely to carry antibiotic-resistant E. coli bacteria, meaning Sanderson Farms’ current use of antibiotics threatens the health and safety of many of its 11,000 employees.

Sanderson Farms produces roughly 7% of the chicken eaten in the United States; to help protect public health from antibiotic-resistant infections, Sanderson Farms must quickly phase-out the use of medically important antibiotics for growth promotion and disease prevention throughout its supply chain.

Sanderson Farms risks losing market share to companies who have stronger policies in place, such as Perdue Farms; 95% of Perdue’s chickens do not receive medically important antibiotics. Consumers are increasingly concerned about injudicious antibiotic use and restaurants are taking action. McDonald’s recently achieved its commitment to source chicken raised without medically important antibiotics in the U.S. and Wendy’s will make this transition by 2017. Panera Bread and Chipotle Mexican Grill prohibit most antibiotic use in their livestock supply chains.

A strong antibiotics policy will prepare Sanderson Farms to comply more effectively with a shifting federal regulatory landscape. Meat producers will have to comply with new federal guidelines that effectively limit the use of medically important antibiotics for growth promotion by the end of 2016. The FDA is also expected to address preventive uses of antibiotics. (William Flynn, FDA, 6/22/2016, PACCARB Public Meeting)

Resolved: Shareholders request that Sanderson Farms adopt an enterprise-wide policy to phase out the use of medically important antibiotics for growth promotion and disease prevention in its supply chain. Shareholders further request the company publish timetables and measures for implementing this policy.

BOARD RECOMMENDATION:

Sanderson Farms acknowledges the serious global health threat posed by antibiotic resistant bacteria. We are therefore committed to doing our part to promote the responsible and judicious use of antibiotics in humans and all species of animals, in order to minimize the risk of antibiotic resistance. Indeed, we have a vested interest in protecting the effectiveness of antibiotic drugs, so that we can maintain the health of our flocks and provide consumers with safe, wholesome and high quality products.

How We Use Antibiotics

We use antibiotics in our chickens only when prescribed by our veterinarians, and under their strict oversight. Under our policy governing antibiotic use, our veterinarians prescribe only antibiotics that are approved by the federal Food and Drug Administration (FDA) for use in poultry. FDA approval is based not only on the safety and efficacy of the drugs, but also on their low risk to humans. In fact, most of the antibiotics we use have been approved by the FDA for over 40 years.

The largest quantity of the antibiotics we use are called “ionophores,” which are used to control coccidia, a parasite common in young chickens. Ionophores have no use in human medicine and thus are not considered medically important for humans. In addition to coccidia, chickens are susceptible to bacterial infections in their digestive tracts. We have multiple programs to combat this kind of bacteria, including pH adjustments to the birds’ drinking water, waterline management and, when necessary, antibiotic intervention. While the FDA has approved various antibiotics for this purpose, we only use two of them on a routine basis: virginiamycin and bacitracin. These two drugs have been used in our industry since the 1960’s. Virginiamycin is not used in humans but belongs to a class of drugs considered medically important by the FDA. Thus, beginning in January 2017, this drug may not be administered without a veterinarian’s order. This requirement will not affect the way Sanderson Farms uses this drug because our veterinarians have always directed its use. Bacitracin has a limited use in humans as a topical antibiotic for minor cuts and does not belong to a class of drugs considered medically important. Finally, we use gentamicin in accordance with FDA guidelines to treat E. coli infections in young chicks. It is used only one time in the life of a broiler chicken when it is injected under the shell of the hatching egg to treat E. coli infecting the hatched chick. These three applications cover all routine use of antibiotics by our company. There are additional FDA-approved drugs for specific indications or diseases that are used infrequently, but only under the direction of our veterinarians.

The preventative use of antibiotics in poultry is approved by the FDA, and the FDA has not suggested it will rescind that approval. The FDA initiative mentioned in the stockholder proposal is to investigate the preventative use of antibiotics for an unlimited duration, not to prohibit preventive use altogether. As discussed below, it is already our policy to use the minimum amount of antibiotics necessary to maintain healthy flocks.

It is also important to understand that, as required by federal law, we strictly adhere to antibiotic withdrawal times so that any antibiotics administered to our birds have metabolized and cleared the system before the birds leave the farm to be processed. As a result, no detectible antibiotic residue exists in our products. In that sense, all processed poultry sold in the United States is free of antibiotics.

Why We Use Antibiotics

We use antibiotics to increase the safety of our products to consumers. Sick chickens threaten the safety of our food supply, because they carry higher loads of bacteria, including salmonella, E. coli and campylobacter. The use of antibiotics in live chickens therefore means less bacteria will be present in the processed poultry meat handled and consumed by our customers. This, in turn, minimizes the risk of the transfer of bacteria to humans when they consume the food.

We also believe the responsible and prudent use of antibiotics in our birds is consistent with our responsibility to treat our animals humanely. Like all veterinarians, our vets take an oath to protect animal health and welfare and to prevent and relieve animal suffering, whether those animals are household pets or are being raised for meat production. Our veterinarians and our entire company have a moral responsibility to treat animals humanely, including responsibly administering antibiotics when necessary.

Healthier chickens are also better for the environment and require the use of fewer natural resources. Healthy birds convert feed to weight more efficiently, so they take less time to reach market weights than sick birds, meaning they require less feed, water and electricity while they mature. Less feed means fewer acres and less fertilizer are needed to grow feed grains. Given the number of farm animals raised in the United States for food production, even small changes in animal health and performance could lead to significant environmental consequences. Thus, the failure to responsibly use antibiotics to treat our birds would not be consistent with our environmental sustainability goals.

Additional Considerations

Contrary to the suggestion contained in the stockholder proposal, Sanderson Farms does not use antibiotics for growth promotion, and such use of antibiotics considered important in human medicine will be prohibited for our entire industry under regulations that will take effect in January 2017. As discussed above, we do use a limited number and the lowest approved dosages of antibiotics to prevent disease in our birds. By using antibiotics to prevent disease, rather than solely to treat disease in birds that have already become sick, we believe we use overall lower dosages of antibiotics and reduce the use of a wider selection of more potent drugs. This effect was actually experienced by European poultry producers who were forced to increase therapeutic interventions in sick birds with human antibiotics after the preventative use of veterinary antibiotics was terminated.

Although the stockholder proposal suggests otherwise, we do not need to use antibiotics to prevent illness in birds caused by unhealthy, stressful growing conditions. Our broiler farms are independently contracted, family-owned businesses designed to provide optimal conditions for the health and growth of chickens. Broiler chickens are raised in large, spacious barns with strictly controlled temperature, lighting, humidity and fresh air flow. The barns protect the birds from the elements, disease and predators. Inside the barns, the chickens roam free, interact and bed down on litter. Conditions are deliberately established and monitored to reduce stress on the birds, promote good health and raise birds humanely. Additionally, our veterinarians visit our farms to monitor flock health more often than in other companies.

While we acknowledge the threat to human health posed by antibiotic resistance, several of the statistics quoted in the stockholder proposal are misleading and taken out of context. For example, the proposal states that at least two million illnesses are caused in the United States each year from antibiotic resistant infections. This figure was taken from the Centers for Disease Control (CDC) Threat Report. Of the organisms identified by the CDC in that report as urgent threats to human health, very few are related to agriculture and very few of the drugs used to treat these organisms are used in agriculture. Indeed, the CDC has stated that the widespread use of antibiotics in humans is the primary driver of antibiotic resistance. Drugs that are important in humans are different from the drugs that are important in animals.

The proposal also states that our use of antibiotics threatens the health of our employees, citing a study that concluded that poultry workers are significantly more likely to carry gentamicin resistant E. coli bacteria than other persons. However, the cited study was fraught with problems. The study was based on only 16 poultry workers compared to 33 community individuals. This is a scientifically inadequate sample size that even the study’s authors acknowledged was a limitation on their findings. In addition, twice as many of the poultry worker participants as those in the comparator group were within a month of taking antibiotics themselves before participating in the study.

Sanderson Farms is committed to finding alternative ways to control disease and reducing antibiotic use, including working with drug suppliers to phase out the use of medically important antibiotics when alternatives become available. We are also participating in the collection and analysis of data on antibiotic usage on broiler farms by independent third parties, who will publicly report the data and trends in usage. Our position enjoys broad support, particularly in the scientific and veterinarian communities. Both the American Association of Avian Pathologists and the American Veterinary Medical Association, together with many other scientific organizations and individuals, support the Company’s practices. In addition, our market research indicates both our customers and consumers, who value choice in the meat counter, overwhelmingly support our position.

In summary, we agree that antibiotics should be used responsibly and judiciously both in humans and in animals, whether they are pets or livestock, in order to minimize the risk of antibiotic resistance. Our judicious use of these drugs in a responsible manner is consistent with our moral obligation to provide safe food products, treat animals humanely and conserve natural resources.

For this stockholder proposal to be adopted, more votes must be cast in favor of it than votes cast against it. The proxyholder named on the accompanying proxy card will vote AGAINST the foregoing proposal unless the stockholder directs otherwise. Abstentions and broker non-votes will not be counted as votes cast for or against this proposal.

The Board of Directors recommends a vote AGAINST this stockholder proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters likely to be brought before the annual meeting other than those set forth in the Notice of the Meeting and matters incident to the conduct of the meeting, such as the approval of the minutes of the prior year’s annual meeting of stockholders (which is not intended to constitute action on the matters recorded in the minutes). If other matters properly come before the Meeting, and with respect to matters incident to the conduct of the meeting, each proxy will be voted in accordance with the discretion of the Proxyholders named therein.

STOCKHOLDER PROPOSALS

Procedure

The Company’s By-Laws provide that stockholders may nominate individuals for election as directors or propose any other business from the floor at any annual meeting of stockholders. In addition, stockholders may nominate persons for election as directors at any special meeting of stockholders held for that purpose. In each case, stockholder nominations or proposals may be made only if timely written notice has been given to the Secretary of the Company. To be timely, such notice must be received at the principal office of the Company as follows:

For annual meetings:

•	no earlier than the close of business on the 120th day and no later than the close of business on the 90th day before the first anniversary of the previous year’s annual meeting.

•	However, if the date of the annual meeting is more than 30 days before or more than 60 days later than that anniversary date, no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:

•	the 90th day before the meeting date, or

•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.

For special meetings:

•	no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:

•	the 90th day before the meeting date, or

•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.

The By-Laws specify what such notices must include.

2018 Annual Meeting

A stockholder who intends to present a proposal, which relates to a proper subject for stockholder action, at the 2018 annual meeting of stockholders and who wishes such proposal to be considered for inclusion in the Company’s proxy materials for such meeting must cause such proposal to be received, in proper form and in compliance with Rule 14a-8 under the Exchange Act, at the Company’s principal executive offices no later than September 14, 2017. Any such proposals, as well as any questions relating thereto, should be directed to the Company to the attention of its Chief Financial Officer. Any proposal submitted after September 16, 2017 shall be considered untimely and will not be considered for inclusion in the Company’s proxy material for the 2018 annual meeting.

METHODS AND COST OF SOLICITING PROXIES

The proxy card enclosed with this Proxy Statement is solicited by and on behalf of the Board of Directors of the Company. Certain of our officers may also solicit proxies, without additional compensation, personally or by telephone or facsimile. In addition to solicitation of stockholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their customers, and the Company will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock. We have engaged the services of MacKenzie Partners, Inc. to aid in the solicitation of proxies if necessary, but we do not currently expect that the cost of any services they may provide will be significant. Whether or not you expect to be present at the annual meeting, please sign, date and return the enclosed proxy card promptly. No postage is necessary if mailed in the United States. The cost of solicitation, including the preparation, printing and mailing, is being paid by the Company.

ADDITIONAL INFORMATION AVAILABLE

A copy of the Company’s 2016 Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission, including the financial statements and schedules thereto, is included as part of the Annual Report to Shareholders enclosed herewith.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Timothy F. Rigney
Secretary

Dated: January 12, 2017

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 9, 2017.

Vote by Internet

•	Go to www.investorvote.com/SAFM

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —	The Company’s Board of Directors has proposed Items 1, 2 and 3 and shareholders have proposed Item 4. The proxy will be voted as directed, or if no direction is given, will be voted according to the recommendations of the Board of Directors set forth below. The proxyholders named on the other side of this card will vote in their discretion upon such other business as may properly come before the meeting.	+

The Board of Directors recommends a vote “FOR” all director nominees and “FOR” Items 2 and 3:

1. To elect four Class A Directors.

	For	Withhold		For	Withhold		For	Withhold
01 - Lampkin Butts	☐	☐	02 - Beverly Hogan	☐	☐	03 - Phil K. Livingston	☐	☐

04 - Joe F. Sanderson, Jr.	☐	☐

	For	Against	Abstain	YOU MUST SIGN AND DATE ON THE REVERSE.
2. Proposal to approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers.	☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2017.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” the shareholder proposal in Item 4:

	For	Against	Abstain
4. Proposal to request that the Company adopt a policy to phase out the use of medically important antibiotics for growth promotion and disease prevention.	☐	☐	☐

+
1 U P X
02HGFB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2016 Annual Report to Stockholders are available at:

http://www.sandersonfarms.com/proxy

▼ FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SANDERSON FARMS, INC.	+

2017 Meeting of Stockholders - February 9, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mike Cockrell and Joe F. Sanderson, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Sanderson Farms, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Meeting of Stockholders of the Company to be held February 9, 2017 at 10:00 A.M. Central Time at the Sanderson Farms General Corporate Offices, 127 Flynt Road, Laurel, Mississippi 39443, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked on the other side)

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

GENERAL OFFICES Post Office Box 988, Laurel, Mississippi 39441-0988 Telephone (601) 649-4030 Fax (601) 426-1339

January 12, 2017

To Participants in the Employee Stock Ownership Plan of

Sanderson Farms, Inc. & Affiliates, as amended (“ESOP”)

Dear Participant:

The 2017 Annual Meeting of Stockholders of Sanderson Farms, Inc. (the “Company”) will be held on Thursday, February 9, 2017. The terms of the ESOP provide that you, as a participant in the ESOP, are entitled to direct Charles Schwab Bank, the Trustee of the ESOP (the “Trustee”), to vote the shares of the Company’s common stock allocated to your separate account in the ESOP with respect to each matter to be brought before the Annual Meeting.

The Trustee will vote the common stock in accordance with your instructions. If you give no instructions with respect to any matters to be acted upon at the meeting, the Trustee will vote your shares, along with all unallocated shares held by the ESOP, in the same proportion for and against proposals as shares for which the Trustee has received timely voting instructions, subject to the exercise of the Trustee’s fiduciary duties. Therefore, it is important that you return the enclosed ballot with instructions on how to vote your shares.

A notice of the Annual Meeting and a proxy statement that contains detailed descriptions of the matters to be voted on at the Annual Meeting are enclosed. Also, the 2016 Annual Report to Stockholders, which contains financial information concerning the Company and its business for the fiscal year ended October 31, 2016, is enclosed for your information, but is not a part of the proxy solicitation materials.

Please instruct the Trustee how to vote the shares allocated to your account in the ESOP on each matter to be acted upon by marking the enclosed ballot, and return the ballot to the Trustee in the postage-paid, self-addressed envelope provided by February 3, 2017. Your voting instructions to the Trustee will be strictly confidential.

Please note that the enclosed material relates only to those shares that have been allocated to your account under the ESOP. You will receive other voting material for shares owned by you individually and not through the ESOP.

Your prompt consideration and balloting is requested.

Cordially,

Joe F. Sanderson, Jr.

Chairman of the Board

Enclosures

SANDERSON FARMS, INC. ESOP BALLOT

ANNUAL MEETING OF STOCKHOLDERS

February 9, 2017

The Company’s Board of Directors recommends a vote “FOR” all director nominees and Items 2 and 3. The Board of Directors recommends a vote “AGAINST” Item 4.

The undersigned hereby instructs Charles Schwab Bank, the Trustee (“Trustee”) of the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (“ESOP”) to vote all the shares of the common stock of Sanderson Farms, Inc. (the “Company”) allocated to the undersigned pursuant to the ESOP as of December 15, 2016, at the Annual Meeting of Stockholders to be held at the Company’s General Corporate Offices, 127 Flynt Road, Laurel, Mississippi on February 9, 2017 at 10:00 a.m., Central Time, and at any and all adjournments or postponements thereof, as follows:

************************************************************************************************************

ELECTION OF DIRECTORS:

1.	To elect four Class A Directors. Mark one of the boxes below with an ink pen.

The Nominees for Class A Directors are as follows: Lampkin Butts, Beverly Hogan, Phil K. Livingston and Joe F. Sanderson, Jr.

☐	I vote FOR all the nominees listed above.

☐	I vote FOR all of the nominees EXCEPT for the individual nominees I have listed on the blank lines below:

___________________________________

___________________________________

___________________________________

___________________________________

☐	I WITHHOLD AUTHORITY to vote for all nominees.

************************************************************************************************************

EXECUTIVE COMPENSATION:

2.	Proposal to approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

************************************************************************************************************

SELECTION OF INDEPENDENT AUDITING FIRM:

3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2017.

☐ FOR	☐ AGAINST	☐ ABSTAIN

************************************************************************************************************

The Board of Directors recommends a vote “AGAINST” Item 4.

SHAREHOLDER PROPOSAL:

4.	Proposal to request that the Company adopt a policy to phase out the use of medically important antibiotics for growth promotion and disease prevention.

☐ FOR	☐ AGAINST	☐ ABSTAIN

************************************************************************************************************

The undersigned acknowledges receipt from the Company, prior to the execution of this Ballot, of a Notice of Annual Meeting of Stockholders, the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders and the Company’s 2016 Annual Report to Stockholders.

Dated: , 2017.
Participant’s Signature

(Please Print Name)

Your ESOP shares will be voted as directed. If no directions are given, your ESOP shares will be voted by the ESOP Trustee in the same proportion for and against proposals as shares for which the Trustee has received timely voting instructions, subject to the exercise of the Trustee’s fiduciary duties.

PLEASE DATE, SIGN, AND RETURN THIS BALLOT IN THE ENCLOSED ADDRESSED AND POSTAGE-PREPAID ENVELOPE TO THE INDEPENDENT TRUSTEE FOR THE ESOP NO LATER THAN FRIDAY, FEBRUARY 3, 2017.